Exhibit 99.1

Certain information with respect to Endo to be disclosed to prospective private placement purchasers and not previously reported.

The Transactions

The Qualitest Acquisition.    On September 28, 2010, we announced that we had entered into a definitive agreement to acquire Qualitest, a leading, privately-held generics company in the United States, for approximately $1.2 billion in cash, of which approximately $400.0 million will be used to extinguish Qualitest’s existing indebtedness (the “Qualitest Acquisition”). Consummation of the Qualitest Acquisition is subject to certain customary conditions.

The New Credit Facility.    In connection with the Qualitest Acquisition, we intend to enter into a new credit agreement consisting of an up to $400.0 million five-year term loan (the “Term Loan”) and an up to $500.0 million five-year revolving credit facility (the “New Revolving Credit Facility” and, together with the Term Loan, the “New Credit Facility”), with JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto. We expect that the New Credit Facility will contain an up to $200.0 million expansion option, for total borrowing capacity of up to $1.1 billion if the expansion option is exercised in full.

We refer to the Qualitest Acquisition and the entry into the New Credit Facility collectively as the “Transactions.” We intend to simultaneously close the Transactions in the fourth quarter of 2010 or the first quarter of 2011 (the “Effective Date”).

Senior secured credit facility

On October 16, 2009, we established our senior secured revolving credit facility with JPMorgan Chase Bank, N.A., Barclays Capital and certain other lenders, which we refer to as the Existing Credit Facility. The Existing Credit Facility has a term of three years and total borrowing capacity of $300.0 million, not including an expansion option that was increased to up to $500.0 million pursuant to an amendment entered into on October 25, 2010 that permits additional revolving or term commitments in that amount, from one or more of the lenders under the Existing Credit Facility or other lenders, for total borrowing capacity of up to $800.0 million if the expansion option is exercised in full.

In connection with the Transactions, we intend to enter into the New Credit Facility with JPMorgan Chase Bank, N.A., Royal Bank of Canada and certain other lenders, which will replace the Existing Credit Facility on the Effective Date of the Transactions. The New Credit Facility consists of a five-year Term Loan in an amount up to $400.0 million and a five-year New Revolving Credit Facility in an amount up to $500.0 million. As of the date of this offering memorandum, we have secured commitments from lenders for the Term Loan portion of the New Credit Facility. JPMorgan Chase Bank, N.A. and RBC Capital Markets are currently arranging commitments for the New Revolving Credit Facility portion of the New Credit Facility. The New Revolving Credit Facility is intended to replace the Existing Credit Facility on the Effective Date of the Transactions.

We expect that the New Credit Facility will contain an expansion option which will permit up to $200 million of additional revolving or term loan commitments from one or more of the lenders under the New Credit Facility or other lenders after the closing date, for total borrowing capacity under the New Credit Facility of $1.1 billion, if the expansion option is exercised in full.

The Existing Credit Facility is, and we expect that the New Credit Facility will be, available for letters of credit, working capital and general corporate purposes. Pursuant to the credit agreement governing the Existing Credit Facility, $20.0 million of U.S. dollar equivalent is available for letters of credit and up to $20.0 million is available for swing line loans (the “Swing Line Loans”) on same-day notice. We anticipate that the New Credit Facility will become effective simultaneously with the Qualitest Acquisition on the Effective Date, upon the satisfaction of certain conditions. Upon the effectiveness of the New Credit Facility, the Existing Credit Facility will be terminated and cancelled, with all indebtedness under the Existing Credit Facility repaid and all liens terminated and released.

References herein to the “Credit Facility” refer to either the Existing Credit Facility prior to the Effective Date of the Transactions or the New Credit Facility on or after the Effective Date.

Our obligations under the Credit Facility are guaranteed by certain of our domestic subsidiaries and secured by substantially all of our assets and those of the subsidiary guarantors. On or prior to December 4, 2010, Penwest, our recently acquired wholly owned subsidiary, will become a subsidiary guarantor of our Credit Facility. In addition, if the Qualitest Acquisition is completed, Qualitest will be a subsidiary guarantor under our New Credit Facility.

The Existing Credit Facility contains certain usual and customary covenants, including, but not limited to covenants to maintain a maximum leverage ratio and minimum interest coverage ratio as well as limitations on capital expenditures, asset sales, mergers and acquisitions, indebtedness, liens, dividends, investments and transactions with our affiliates. Borrowings under the Existing Credit

Facility will accrue interest at either (1) LIBOR or (2) an alternate base rate, plus a specified margin depending on our leverage ratio from time to time. The alternate base rate is the greatest of the prime rate, the federal funds rate plus 0.5%, or an adjusted LIBOR rate plus 1%. For example, for revolving loans (other than Swing Line Loans), we may elect to pay interest based on an adjusted LIBOR rate plus between 3.50% and 4.50% or an Alternate Base Rate (as defined therein) plus between 2.50% and 3.50%. We will also pay a commitment fee of between 62.5 to 100 basis points, depending on our leverage ratio, payable quarterly, on the average daily unused amount of the Existing Credit Facility. Following and during the continuance of an event of default, amounts owing under the Existing Credit Facility will bear interest at a rate per annum equal to the rate otherwise applicable thereto plus an additional 2.0%. We anticipate that the terms and conditions of the New Credit Facility will have improved economic terms from the foregoing terms and conditions of the Existing Credit Facility, and we expect that the commitment fee for the New Credit Facility will be between 35 to 50 basis points, depending on our leverage ratio, payable quarterly, on the average daily unused amount of the New Credit Facility.

As of November 15, 2010, we have not drawn any amounts under the Credit Facility.

Risks related to our business

We face intense competition, in particular from companies that develop rival products to our branded products and from companies with which we compete to acquire rights to intellectual property assets.

The pharmaceutical industry is intensely competitive, and we face competition across the full range of our activities. If we fail to compete successfully in any of these areas, our business, results of operations, financial condition and cash flows could be adversely affected. Our competitors include many of the major brand name and generic manufacturers of pharmaceuticals, especially those doing business in the United States. In the market for branded pharmaceutical products, our competitors, including Abbott Laboratories, Johnson & Johnson, King Pharmaceuticals Inc., Cephalon, Inc., Pfizer, Inc., Purdue Pharma, L.P., Allergan, Inc. and Watson Pharmaceuticals Inc., vary depending on product category, dosage strength and drug-delivery systems. In addition to product safety, development and efficacy, other competitive factors in the branded pharmaceutical market include product quality and price, reputation, service and access to scientific and technical information. It is possible that developments by our competitors will make our products or technologies uncompetitive or obsolete. Because we are smaller than many of our national competitors in the branded pharmaceutical products sector, we may lack the financial and other resources needed to maintain our profit margins and market share in this sector.

The intensely competitive environment of the branded products business requires an ongoing, extensive search for medical and technological innovations and the ability to market products effectively, including the ability to communicate the effectiveness, safety and value of branded products for their intended uses to healthcare professionals in private practice, group practices and managed care organizations. There can be no assurance that we will be able to successfully develop medical or technological innovations or that we will be able to effectively market existing products or new products we develop.

Our branded products face competition from generic versions. Generic versions are generally significantly cheaper than the branded version, and, where available, may be required or encouraged in preference to the branded version under third party reimbursement programs, or substituted by pharmacies for branded versions by law. The entrance of generic competition to our branded products generally reduces our market share and adversely affects our profitability and cash flows. Generic competition with our branded products, including Percocet®, has had and will continue to have a material adverse effect on the net sales and profitability of our branded products.

Additionally, we compete to acquire the intellectual property assets that we require to continue to develop and broaden our product range. In addition to our in-house research and development efforts, we seek to acquire rights to new intellectual property through corporate acquisitions, asset acquisitions, licensing and joint venture arrangements. Competitors with greater resources may acquire assets that we seek, and even where we are successful, competition may increase the acquisition price of such assets or prevent us from capitalizing on such acquisitions or licensing opportunities. If we fail to compete successfully, our growth may be limited.

If generic manufacturers use litigation and regulatory means to obtain approval for generic versions of our branded drugs, our sales may suffer.

Under the Hatch-Waxman Act, the FDA can approve an ANDA, for a generic version of a branded drug, and what is referred to as a Section 505(b)(2) NDA, for a branded variation of an existing branded drug, without undertaking the clinical testing necessary to obtain approval to market a new drug. We refer to this process as the “ANDA process”. In place of such clinical studies, an ANDA applicant usually needs only to submit data demonstrating that its product has the same active ingredient(s) and is bioequivalent to the branded product, in addition to any data necessary to establish that any difference in strength, dosage form, inactive ingredients, or delivery mechanism does not result in different safety or efficacy profiles, as compared to the reference drug.

The Hatch-Waxman Act requires an applicant for a drug that relies, at least in part, on the patent of one of our branded drugs to notify us of their application and potential infringement of our patent rights. Upon receipt of this notice we have 45 days to bring a patent infringement suit in federal district court against the company seeking approval of a product covered by one of our patents. If such a suit is commenced, the FDA is generally prohibited from granting approval of the ANDA or Section 505(b)(2) NDA until the earliest of 30 months from the date the FDA accepted the application for filing, or the conclusion of litigation in the generic’s favor or expiration of the patent(s). If the litigation is so resolved in favor of the applicant or the challenged patent expires during the 30-month stay period, the stay is lifted and the FDA may thereafter approve the application based on the standards for approval of ANDAs and Section 505(b)(2) NDAs. Frequently, the unpredictable nature and significant costs of patent litigation leads the parties to settle to remove this uncertainty. Settlement agreements between branded companies and generic applicants may allow, among other things, a generic product to enter the market prior to the expiration of any or all of the applicable patents covering the branded product, either through the introduction of an authorized generic or by providing a license to the patents in suit.

On January 15, 2010, we and the holders of the Lidoderm® NDA and relevant patent, Teikoku Seiyaku Co., Ltd. and Teikoku Pharma USA, Inc. (together, Teikoku) received a Paragraph IV Certification Notice under 21 U.S.C. 355(j) from Watson Laboratories, Inc. (Watson) advising of the filing of an ANDA for a generic version of Lidoderm® (lidocaine topical patch 5%). The Paragraph IV Certification Notice refers to U.S. Patent No. 5,827,529 (the “529 patent”), which covers the formulation of Lidoderm®, a topical patch to relieve the pain of post herpetic neuralgia launched in 1999. This patent is listed in the FDA’s Orange Book and expires in October

2015. As a result of this Notice, on February 19, 2010, the Company and Teikoku filed a lawsuit against Watson, in the United States District Court of the District of Delaware. Because the suit was filed within the 45-day period under the Hatch-Waxman Act for filing a patent infringement action, we believe that it triggered an automatic 30-month stay of approval under the Act, which would expire in June 2012. On March 4, 2010, Watson filed an Answer and Counterclaims, claiming the ‘529 patent is invalid or not infringed. Litigation is inherently uncertain and we cannot predict the outcome of our case against Watson. If Watson wins this lawsuit and is able to obtain FDA approval of its product, it may be able launch its generic version of Lidoderm® prior to the ‘529 patent’s expiration in 2015. Additionally, it is possible that another generic manufacturer would seek to launch a generic version of Lidoderm® and challenge the ‘529 patent. For a complete description of the related legal proceeding, see Note 12 of our unaudited interim condensed consolidated financial statements incorporated by reference in this offering memorandum and the section entitled “Business—Legal proceedings” included in this offering memorandum.

In October 2010, Teikoku obtained a license to U.S. Patent No. 5,741,510 (the “‘510 patent”) and subsequently listed this patent in the FDA’s Orange Book. The ‘510 patent expires in March 2014. The ‘510 patent is currently the subject of litigation in the United States District Court for the Eastern District of Texas (LecTec Corporation v. Chattem, Inc., et al., Civil Action No. 5:08-CV-00130-DF), and although neither the Company nor Teikoku is a party to that litigation, if the litigation is decided in a manner adverse to the ‘510 patent (i.e., the patent is found invalid), the ‘510 patent may be of limited utility to us in the future in preventing the introduction of generic versions of Lidoderm®. Likewise, if Watson or any other generic manufacturer certifies against the ‘510 patent and subsequently succeeds in proving noninfringement, invalidity, or unenforceability of the ‘510 patent and is able to obtain FDA approval of its product, such manufacturer may be able launch its generic version of Lidoderm® prior to the ‘510 patent’s expiration in 2014. In addition to the ‘529 and ‘510 patents, the Company also holds a license from Hind Health Care, Inc. to U.S. Patent Nos. 5,411,738 and 5,601,838 (the Hind patents), both of which are listed in the FDA’s Orange Book for Lidoderm®. The Hind patents will expire in May 2012. Watson submitted a Paragraph III certification with respect to the Hind patents, which indicated that it would not introduce its generic Lidoderm® product prior to the expiration of those patents. It is possible, however, that another generic manufacturer seeking approval of a generic version of Lidoderm® could challenge the Hind patents.

Notwithstanding the foregoing patent litigation, even if Watson or any other generic manufacturer were to be successful with respect to the ‘510 and ‘529 patents, no generic version of Lidoderm® can be marketed without the approval of the FDA of the respective ANDA for a generic version Lidoderm®. In December 2006, the Division of Bioequivalence, Office of Generic Drugs, Center for Drug Evaluation and Research (“OGD”), issued draft guidance making recommendations regarding establishing bioequivalence with our patent-protected product, Lidoderm® (lidocaine topical patch 5%), pursuant to which a party could seek ANDA approval of a generic version of that product. In that draft guidance, OGD has recommended a bioequivalence study characterizing the pharmacokinetic profile of lidocaine as well as a skin irritation/sensitization study of any lidocaine-containing patch formulation. This recommendation deviates from our understanding of the applicable regulations and of OGD’s past practices, which, for a topically acting product such as Lidoderm®, would require demonstration of bioequivalence through a comparative clinical equivalency study rather than through a pharmacokinetic study.

On December 19, 2006, we submitted a Citizen Petition to the FDA requesting that the FDA apply existing bioequivalence regulations to any ANDA seeking regulatory approval of a generic drug product that references Lidoderm®. We submitted an amendment to that filing in August 2007 in order to provide additional data. Our Citizen Petition emphasizes that the FDA’s recommendation deviates from applicable regulations and OGD’s past practices, both of which contemplate demonstration of bioequivalence for a topically acting product like Lidoderm® through a comparative clinical efficacy study. We believe blood levels of the active ingredient, lidocaine, cannot properly be used as the key measure in proving bioequivalence. To appropriately assess the efficacy and safety of any generic version of Lidoderm®, we believe that it is critical that the FDA require any ANDA applicant relying on Lidoderm® as its reference listed drug satisfy the regulations by conducting comparative clinical studies demonstrating (1) bioequivalence between the generic version and Lidoderm®, and (2) that the generic version produces the same local analgesic effect as Lidoderm® without producing a complete sensory block, in order to assure that the generic product has the same labeling, efficacy and safety profile as Lidoderm®. The FDA has not acted on our Citizen Petition, and it is unclear whether or not the FDA will agree with our position. In addition to this Petition, on September 28, 2007, we filed comments with the FDA regarding the draft guidance; those comments reiterated our position as set forth in the Citizen Petition, referencing the Citizen Petition and supporting data. The draft guidance remains available and has not been updated or revised since being issued.

Endo intends, and has been advised by Teikoku that they too intend, to vigorously defend Lidoderm®’s intellectual property rights and to pursue all available legal, business and regulatory avenues in defense of Lidoderm®, including enforcement of the product’s intellectual property rights and approved labeling. However, there can be no assurance that our defense will be successful. Additionally, we cannot predict or determine the timing or outcome of the paragraph IV litigation discussed above but will explore all options as appropriate in the best interests of the Company.

We currently anticipate that Lidoderm® will represent a decreasing percentage of our annual sales without taking into account any potential future business development transactions but including the pending Qualitest Acquisition. However, if a generic version of Lidoderm® were introduced to the market before 2015, our revenues from Lidoderm® would decrease significantly and, depending on the timing of such introduction and its effect on Lidoderm® pricing, could have a material adverse effect on our business, results of operations, financial condition and cash flows as well as our stock price.

The Company is also aware of various ANDA filings containing Paragraph IV certifications under 21 U.S.C. Section 355(j) with respect to oxymorphone hydrochloride extended-release tablets. For a complete description of these and other legal proceedings see Note 12 of our unaudited interim condensed consolidated financial statements incorporated by reference in this offering memorandum and the section entitled “Business—Legal proceedings” included in this offering memorandum.

Patent litigation which is often time-consuming and expensive could have a material adverse effect on our business, results of operations, financial condition and cash flows.

The discovery, trial and appeals process in patent litigation can take several years. Regardless of FDA approval, should we commence a lawsuit against a third party for patent infringement or should there be a lawsuit commenced against us with respect to any alleged patent infringement by us, whether because of the filing of an ANDA or otherwise, the cost of such litigation as well as the ultimate outcome of such litigation, if commenced, whether or not we are successful, could have a material adverse effect on our business, results of operations, financial condition and cash flows.

Most of our total revenues come from a small number of products.

The following table displays our revenues by product category and as a percentage of total revenues for the nine months ended September 30, 2010 and the twelve months ended December 31, 2009, 2008 and 2007 (dollars in thousands):

	Nine months ended September 30, 2010		Twelve months ended December 31, 2009		Twelve months ended December 31, 2008		Twelve months ended December 31, 2007
	$	%	$	%	$	%	$	%

Lidoderm®	$574,960	48%	$763,698	52	$765,097	61	$705,587	65
Opana® ER and Opana®	215,946	18	230,631	16	180,429	14	107,143	10
Percocet®	90,428	8	127,090	9	129,966	10	121,742	11
Voltaren® Gel	73,632	6	78,868	5	23,791	2	—	—
Frova®	43,898	4	57,924	4	58,017	5	52,437	5
Other brands	63,879	5	68,635	5	10,904	1	11,065	1

Total brands*	1,062,743	*88	1,326,846	91	1,168,204	93	997,974	92
Total generics	80,991	7	124,731	9	92,332	7	87,634	8
Total devices and service revenue	51,686	4	—	—	—	—	—	—
Total royalty and other revenue	9,619	1	9,264	1	—	—	—	—

Total revenues*	$1,205,039	100	$1,460,841	*100	$1,260,536	100	$1,085,608	100

*	Total percentages may not sum due to rounding.

If we are unable to continue to market any of our products, if any of them were to lose market share, for example, as the result of the entry of new competitors, particularly from generic versions of branded drugs, or if the prices of any of these products were to decline significantly, our total revenues, profitability and cash flows would be materially adversely affected.

Our ability to protect our proprietary technology, which is vital to our business, is uncertain.

Our success, competitive position and amount of future income will depend in part on our ability to obtain patent protection relating to the technologies, processes and products we are currently developing and that we may develop in the future. Our policy is to seek patent protection and enforce the intellectual property rights we own and license. We cannot assure you that patent applications we submit and have submitted will result in patents being issued. If an advance is made that qualifies as a joint invention, the joint inventor or his or her employer may have rights in the invention. We cannot assure you that a third party will not infringe upon, design around or develop uses not covered by any patent issued or licensed to us or that these patents will otherwise be commercially viable. In this regard, the patent position of pharmaceutical compounds and compositions is particularly uncertain. Even issued patents may later be modified or revoked by the U.S. Patent and Trademark Office (PTO) or in legal proceedings. Moreover, we believe that obtaining foreign patents may be more difficult than obtaining domestic patents because of differences in patent laws and, accordingly, our patent position may be stronger in the United States than abroad. Foreign patents may be more difficult to protect and/or the remedies available may be less extensive than in the United States. Various countries limit the subject matter that can be patented and limit the ability of a patent owner to enforce patents in the medical field. This may limit our ability to obtain or utilize those patents internationally. Because unissued U.S. patent applications are maintained in secrecy for a period of eighteen months and U.S. patent applications filed prior to November 29, 2000 are not disclosed until such patents are issued, and since publication of discoveries in the scientific or patent literature often lags behind actual discoveries, we cannot be certain that we were the first creator of the inventions covered by pending patent applications or the first to file patent applications on those inventions. Several drug companies and research and academic institutions have developed technologies, filed patent applications or received patents for technologies that may be related to our business. Others may file patent applications and may receive patents that may conflict with patents or patent applications we have obtained or licensed for our use, either by claiming the same methods or compounds or by claiming methods or compounds that could dominate those owned by or licensed to us. We cannot assure you that any of our pending patent applications will be allowed, or, if allowed, whether the scope of the claims allowed will be sufficient to protect our products. Litigation to establish the validity of patents, to defend against patent infringement claims of others and to assert patent infringement claims against others can be expensive and time-consuming even if the outcome is favorable to us. If the outcome is unfavorable to us, this could have a material adverse effect on our business. We have taken and may, in the future, take steps to enhance our patent protection, but we cannot assure you that these steps will be successful or that, if unsuccessful, our patent protection will be adequate.

We also rely upon trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain our competitive position. We attempt to protect our proprietary technology in large part by confidentiality agreements with our employees, consultants and other contractors. We cannot assure you, however, that these agreements will not be breached, that we would have adequate remedies for any breach or that competitors will not know of, or independently discover, our trade secrets. We cannot assure you that others will not independently develop substantially equivalent proprietary information or be issued patents that may prevent the sale of our products or know-how or require licensing and the payment of significant fees or royalties by us in order to produce our products. Moreover, we cannot assure you that our technology does not infringe upon any valid claims of patents that other parties own.

In the future, if we were found to be infringing on a patent, we might have to seek a license to use the patented technology. We cannot assure you that, if required, we would be able to obtain such a license on terms acceptable to us, if at all. If a third party brought a legal action against us or our licensors, we could incur substantial costs in defending ourselves, and we cannot assure you that such an action would be resolved in our favor. If such a dispute were to be resolved against us, we could be subject to significant damages, and the testing, manufacture or sale of one or more of our technologies or proposed products, if developed, could be enjoined.

We cannot assure you as to the degree of protection any patents will afford, whether the PTO will issue patents or whether we will be able to avoid violating or infringing upon patents issued to others or that others will not manufacture and distribute our patented products upon expiration of the applicable patents. Despite the use of confidentiality agreements and non-compete agreements, which themselves may be of limited effectiveness, it may be difficult for us to protect our trade secrets.

We may incur significant liability if it is determined that we are promoting or have in the past promoted the “off-label” use of drugs.

Companies may not promote drugs for “off-label” uses—that is, uses that are not described in the product’s labeling and that differ from those approved by the FDA. Under what is known as the “practice of medicine,” physicians and other healthcare practitioners may prescribe drug products for off-label or unapproved uses, and such uses are common across some medical specialties. Although the FDA does not regulate a physician’s choice of medications or treatments, the Federal Food, Drug and Cosmetic Act (“FFDCA”) and FDA regulations significantly restrict permissible communications on the subject of off-label uses of drug products by pharmaceutical companies. The FDA, the Office of Inspector General of the Department of Health and Human Services (“OIG”), and the Department of Justice (“DOJ”) actively enforce laws and regulations that prohibit the promotion of off-label uses. A company that is found to have improperly promoted off-label uses may be subject to significant liability, including civil fines, criminal fines and penalties, civil damages and exclusion from federal healthcare programs. Conduct giving rise to such liability could also form the basis for private civil litigation by third-party payors or other persons allegedly harmed by such conduct.

Notwithstanding the regulatory restrictions on off-label promotion, the FDA’s regulations and judicial caselaw allow companies to engage in some forms of truthful, non-misleading, and non-promotional speech concerning their products. The Company has endeavored to establish and implement extensive compliance programs in order to instruct employees on complying with the relevant advertising and promotion legal requirements. Nonetheless, the FDA, OIG or the DOJ may take the position that the Company is not in compliance with such requirements, and, if such non-compliance is proven, we may be subject to significant liability, including administrative, civil and criminal penalties and fines. In addition, management’s attention could be diverted from our business operations and our reputation could be damaged.

In January 2007, we received a subpoena issued by the OIG. The subpoena requests documents relating to Lidoderm® (lidocaine patch 5%) focused primarily on the sale, marketing and promotion of Lidoderm®. We are cooperating with the government. At this time, we cannot predict or determine the outcome of the government’s investigation or reasonably estimate the amount or range of amounts of fines or penalties that might result from a settlement or an adverse outcome. However, should the government choose to initiate action against us, we could face substantial penalties, which could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have significant goodwill and other intangible assets. Consequently, potential impairment of goodwill and other intangibles may significantly impact our profitability.

Goodwill and other intangibles represent a significant portion of our assets. As of September 30, 2010, goodwill and other intangibles comprised approximately 44% of our total assets. As of September 30, 2010, after giving effect to the Transactions, goodwill and other intangibles would have comprised approximately 62% of our total assets. This provisional measurement of goodwill and other intangibles is subject to change and such changes could be significant. Goodwill and other intangible assets are subject to an impairment analysis whenever events or changes in circumstances indicate the carrying amount of the asset may not be recoverable. Additionally, goodwill and indefinite-lived assets are subject to an impairment test at least annually.

Events giving rise to impairment are an inherent risk in the pharmaceutical industry and cannot be predicted. As a result of the significance of goodwill and other intangible assets, our results of operations and financial position in a future period could be negatively impacted should an impairment of goodwill or other intangible assets occur.

We may incur liability if our continuing medical or health education programs and/or product promotions are determined, or are perceived, to be inconsistent with regulatory guidelines.

The FDA regulations provide guidelines with respect to the type and scope of appropriate product promotion and continuing medical and health education activities. Although we endeavor to follow these regulations, should it be determined that we have not appropriately followed the guidelines, the government may initiate an action against us which may result in significant liability, including administrative, civil and criminal sanctions. Such penalties could have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, management’s attention could be diverted and our reputation could be damaged.

We are subject to various regulations pertaining to the marketing of our products and services.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the offer of payment or acceptance of kickbacks or other remuneration for the purchase of our products and services. Specifically, the federal Anti-Kickback Statute prohibits persons or entities from knowingly and willfully soliciting, receiving, offering or providing remuneration, directly or indirectly, to induce either the referral of an individual, or the furnishing, recommending, or arranging for a good or service, for which payment may be made under a federal healthcare program such as the Medicare and Medicaid programs. Because of the sweeping language of the federal Anti-Kickback Statute, many potentially beneficial business arrangements would be prohibited if the statute were strictly applied. To avoid this outcome, the U.S. Department of Health and Human Services’ Office of Inspector General has published regulations – known as “safe harbors”—that identify exceptions or exemptions to the statute’s prohibitions. Arrangements that do not fit within the safe harbors are not automatically deemed to be illegal, but must be evaluated on a case-by-case basis for compliance with the statute. We seek to comply with anti-kickback statutes and to fit within one of the defined “safe harbors”; we are unaware of any violations of these laws. However, due to the breadth of the statutory provisions and the absence of uniform guidance in the form of regulations or court decisions, there can be no assurance that our practices will not be challenged under anti-kickback or similar laws. Violations of such restrictions may be punishable by civil and/or criminal sanctions, including fines and civil monetary penalties, as well as the possibility of exclusion from U.S. federal healthcare programs (including Medicaid and Medicare). Any such violations could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, the FDA has the authority to regulate the claims we make in marketing our prescription drug products to ensure that such claims are true, not misleading, supported by scientific evidence and consistent with the product’s approved labeling. Failure to comply with FDA requirements in this regard could result in, among other things, suspensions or withdrawal of approvals, product seizures, injunctions against the manufacture, holding, distribution, marketing and sale of a product, civil and criminal sanctions.

Also, the federal False Claims Act prohibits persons from knowingly filing, or causing to be filed, a false claim to, or the knowing use of false statements to obtain payment from, the federal government. When an entity is determined to have violated the False Claims Act, it may be required to pay up to three times the actual damages sustained by the government, plus civil penalties for each separate false claim. Various states have also enacted laws modeled after the federal False Claims Act. Federal and state authorities and private whistleblower plaintiffs recently have brought actions against drug and device manufacturers alleging that the manufacturers’ activities constituted aiding and abetting healthcare providers in the submission of false claims, alleging that the manufacturers themselves made false or misleading statements to the federal government, or alleging that the manufacturers improperly promoted their products for “off-label” uses not approved by the FDA, or pursuant to inducements prohibited by the federal Anti-Kickback Statute. Such investigations or litigation could be time-consuming and costly to us and could have a material adverse effect on our business. In addition, if our activities are found to violate federal or state false claims provisions, it could have a material adverse effect on our business, financial conditions, results of operations and cash flows.

Many of our core products contain narcotic ingredients. As a result of reports of misuse or abuse of prescription narcotics, the sale of such drugs may be subject to new regulation, including the development and implementation of REMS, which may prove difficult or expensive to comply with, and we and other pharmaceutical companies may face lawsuits.

Many of our core products contain narcotic ingredients. Misuse or abuse of such drugs can lead to physical or other harm. For example, in the past, reportedly widespread misuse or abuse of OxyContin®, a product of Purdue Pharma L.P., or Purdue, containing the narcotic oxycodone, resulted in the strengthening of warnings on its labeling. In addition, we believe that Purdue, the manufacturer of OxyContin®, faces or did face numerous lawsuits, including class action lawsuits, related to OxyContin® misuse or abuse. We may be subject to litigation similar to the OxyContin® suits related to any narcotic-containing product that we market.

The FDA or the U.S. Drug Enforcement Administration (“DEA”) may impose new regulations concerning the manufacture, storage, transportation and sale of prescription narcotics. Such regulations may include new labeling requirements, the development and implementation of formal Risk Evaluation and Mitigation Strategy (REMS), restrictions on prescription and sale of these products and mandatory reformulation of our products in order to make abuse more difficult. On September 27, 2007, Congress passed legislation authorizing the FDA to require companies to undertake post-approval studies in order to assess known or signaled potential serious safety risks and to make any labeling changes necessary to address safety risks. Congress also empowered the FDA to require companies to formulate REMS to ensure a drug’s benefits outweigh its risks. In addition, state health departments and boards of pharmacy have authority to regulate distribution and may modify their regulations with respect to prescription narcotics in an attempt to curb abuse. In either case, any such new regulations or requirements may be difficult and expensive for us to comply with, may delay our introduction of new products, may adversely affect our total revenues and may have a material adverse effect on our business, results of operations, financial condition and cash flows.

In December 2007, we entered into a license, development and supply agreement with Grünenthal AG for the exclusive clinical development and commercialization rights in Canada and the United States for a new oral formulation of long-acting oxymorphone (an opioid), which is designed to be crush resistant. In August 2010, we filed an NDA with the FDA for this new extended-release formulation of oxymorphone, which is a semi-synthetic opioid analgesic intended for the treatment of moderate to severe chronic pain in patients requiring continuous, around-the-clock opioid treatment for an extended period of time. The NDA submission is based on a non-clinical and clinical development program designed to demonstrate that the crush-resistant formulation of oxymorphone addresses attempts to break, crush, extract, powder and pulverize the product. In September 2010, we received notification from the FDA that this NDA has been granted priority review status. In November 2010, we were informed by the FDA that it no longer saw a need to convene a public advisory committee meeting to review our NDA, which the FDA had previously contemplated as a joint meeting of the Anesthetic and Life Support Drugs Advisory Committee and the Drug Safety and Risk Management Advisory Committee. While the action date set by the FDA under the Prescription Drug User Fee Act (“PDUFA”) is January 7, 2011, there can be no assurance that this product will be approved.

The pharmaceutical and medical device industry is heavily regulated, which creates uncertainty about our ability to bring new products to market and imposes substantial compliance costs on our business.

Federal and state governmental authorities in the United States, principally the FDA, impose substantial requirements on the development, manufacture, holding, labeling, marketing, advertising, promotion, distribution and sale of therapeutic pharmaceutical and medical device products through lengthy and detailed laboratory and clinical testing and other costly and time-consuming procedures.

With respect to pharmaceutical products, the submission of an NDA or ANDA to the FDA with supporting clinical safety and efficacy data, for example, does not guarantee that the FDA will grant approval to market the product. Meeting the FDA’s regulatory requirements to obtain approval to market a product typically takes many years, varies substantially based upon the type, complexity and novelty of the pharmaceutical product, and the application process is subject to uncertainty. The NDA approval process for a new product varies in time, generally requiring a minimum of 10 months, but could also take several years from the date of application. The timing for the ANDA approval process for generic products is difficult to estimate and can vary significantly.

NDA approvals, if granted, may not include all uses (known as “indications”) for which a company may seek to market a product. The FDA also requires companies to undertake post-approval surveillance regarding their drug products and to report adverse events.

With respect to medical devices, such as those manufactured by HealthTronics, before a new medical device, or a new use of, or claim for, an existing product can be marketed, it must first receive either premarket clearance under Section 510(k) of the FFDCA, or premarket approval (“PMA”) from the FDA, unless an exemption applies. In the 510(k) clearance process, the FDA must determine that the proposed device is “substantially equivalent” to a device legally on the market, known as a “predicate” device, with respect to intended use, technology and safety and effectiveness to clear the proposed device for marketing. Clinical data is sometimes required to support substantial equivalence. The PMA pathway requires an applicant to demonstrate the safety and effectiveness of the device for its intended use based, in part, on extensive data including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data. The PMA process is typically required for devices that are deemed to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices. Both the 510(k) and PMA processes can be expensive and lengthy and entail significant user fees. HealthTronics’ currently commercialized products have received premarket clearance under Section 510(k) of the FFDCA.

Failure to comply with applicable regulatory requirements can result in, among other things, suspensions or withdrawals of approvals or clearances, seizures or recalls of products, injunctions against the manufacture, holding, distribution, marketing and sale of a product, civil and criminal sanctions. Furthermore, changes in existing regulations or the adoption of new regulations could prevent us from obtaining, or affect the timing of, future regulatory approvals. Meeting regulatory requirements and evolving government standards may delay marketing of our new products for a considerable period of time, to impose costly procedures upon our activities and result in a competitive advantage to larger companies that compete against us.

We cannot assure you that the FDA or other regulatory agencies will approve any products developed by us, on a timely basis, if at all, or, if granted, that approval will not entail limiting the indicated uses for which we may market the product, which could limit the potential market for any of these products.

Based on scientific developments, post-market experience, or other legislative or regulatory changes, the current FDA standards of review for approving new pharmaceutical and medical device products are sometimes more stringent than those that were applied in the past. For example, the FDA is currently evaluating the 510(k) process for clearing medical devices and may make substantial changes to industry requirements, including which devices are eligible for 510(k) clearance, the ability to rescind previously granted 510(k) clearances and additional requirements that may significantly impact the process. Further, some new or evolving review standards or conditions for approval or clearance were not applied to many established products currently on the market, including certain opioid products. As a result, the FDA does not have as extensive safety databases on these products as on some products developed more recently. Accordingly, we believe the FDA has recently expressed an intention to develop such databases for certain of these products, including many opioids.

In particular, the FDA has expressed interest in specific chemical structures that may be present as impurities in a number of opioid narcotic active pharmaceutical ingredients, such as oxycodone, which based on certain structural characteristics and laboratory tests may indicate the potential for having mutagenic effects.

More stringent controls of the levels of these impurities have been required and may continue to be required for FDA approval of products containing these impurities. Also, labeling revisions, formulation or manufacturing changes and/or product modifications may be necessary for new or existing products containing such impurities. The FDA’s more stringent requirements together with any additional testing or remedial measures that may be necessary could result in increased costs for, or delays in, obtaining approval for certain of our products in development. Although we do not believe that the FDA would seek to remove a currently marketed product from the market unless such mutagenic effects are believed to indicate a significant risk to patient health, we cannot make any such assurance.

In addition, on September 27, 2007, through passage of the Food and Drug Administration Amendments Act of 2007 (“FDAAA”), Congress passed legislation authorizing the FDA to require companies to undertake additional post-approval studies in order to assess known or signaled potential serious safety risks and to make any labeling changes necessary to address safety risks. Congress also empowered the FDA to require companies to formulate REMS to ensure a drug’s benefits outweigh its risks.

The FDA and the DEA have important and complementary responsibilities with respect to our business. The FDA administers an application and post-approval monitoring process to assure that marketed products are safe, effective and consistently of uniform, high quality. The DEA administers registration, drug allotment and accountability systems to assure against loss and diversion of controlled substances. Both agencies have trained investigators that routinely, or for cause, conduct inspections, and both have authority to seek to enforce their statutory authority and regulations using administrative remedies as well as civil and criminal enforcement actions.

The FDA regulates the facilities, processes and procedures used to manufacture and market pharmaceutical and medical products in the United States. Manufacturing facilities must be registered with the FDA and all products made in such facilities must be manufactured in accordance with “current good manufacturing practices,” or cGMP, regulations enforced by the FDA. Compliance with cGMP regulations requires the dedication of substantial resources and requires significant expenditures. The FDA periodically inspects both our third party and owned manufacturing facilities and procedures to assure compliance. The FDA may cause a suspension or withdrawal of product approvals if regulatory standards are not maintained. In the event an approved manufacturing facility for a particular drug or medical device is required by the FDA to curtail or cease operations, or otherwise becomes inoperable, or a third party contract manufacturing facility faces manufacturing problems, obtaining the required FDA authorization to manufacture at the same or a different manufacturing site could result in production delays, which could adversely affect our business, results of operations, financial condition and cash flow.

On May 17, 2010, our subsidiary, HealthTronics, received a warning letter from the FDA in connection with an FDA inspection of Endocare, a subsidiary of HealthTronics, conducted in November 2009. The warning letter alleges instances of deficiencies relating to medical device reporting (“MDR”), complaint handling and corrective and preventative action procedures, design control, and failure to seek FDA clearance of a design change. On June 15, 2010, HealthTronics provided a detailed response to the warning letter, including a description of its comprehensive corrective action plan to address the FDA’s concerns. On August 25, 2010, the FDA issued a reply to HealthTronics indicating that, with the exception of the remaining close-out of a corrective action and preventative action (“CAPA”) review, its responses and corrective action plan appear to be adequate and will be verified at future inspections. On November 1, 2010, after ongoing updates and discussions with the FDA, HealthTronics reported that it had completed the remaining CAPA review, and was implementing corrective action to address and close-out the CAPA . To date, the FDA has not responded, and the matter remains open.

The stringent DEA regulations on our use of controlled substances include restrictions on their use in research, manufacture, distribution and storage. A breach of these regulations could result in imposition of civil penalties, refusal to renew or action to revoke necessary registrations, or other restrictions on operations involving controlled substances. See also “—The DEA limits the availability of the active ingredients used in many of our current products and products in development and, as a result, our procurement quota may not be sufficient to meet commercial demand or complete clinical trials.”

We cannot determine what effect changes in regulations or legal interpretations by the FDA or the courts, when and if promulgated or issued, may have on our business in the future. Changes could, among other things, require different labeling, monitoring of patients, interaction with physicians, education programs for patients or physicians, curtailment of necessary supplies, or limitations on product distribution. These changes, or others required by the FDA could have an adverse effect on the sales of these products. On February 6, 2009, the FDA sent letters to manufacturers of certain opioid drug products, indicating that these drugs will be required to have a REMS to ensure that the benefits of the drugs continue to outweigh the risks. The FDA has authority to require a REMS under the FDAAA when necessary to address whether the benefits of these products continue to outweigh the risks. In addition, on September 27, 2007, Congress re-authorized requirements for testing drug products in children, which may increase the time and cost necessary for new drug development. The evolving and complex nature of regulatory science and regulatory requirements, the broad authority and discretion of the FDA and the generally high level of regulatory oversight results in a continuing possibility that from time to time, we will be adversely affected by regulatory actions despite ongoing efforts and commitment to achieve and maintain full compliance with all regulatory requirements.

Implementation by the FDA of certain specific public advisory committee recommendations regarding acetaminophen use in both over-the-counter and prescription products could have an adverse material impact on our net sales of Percocet® and Endocet®.

The FDA held a public advisory committee meeting in June 2009 to discuss acetaminophen use in both over-the-counter and prescription products, the potential for liver injury, and potential interventions to reduce the incidence of liver injury. The panel’s recommendations included the banning of certain prescription painkillers which combine acetaminophen with an opiate narcotic, and lowering the maximum dose of over-the-counter painkillers containing acetaminophen. These recommendations were made following the release in May 2009 of a FDA report that found severe liver damage, and even death, can result from a lack of consumer awareness that acetaminophen can cause such injury. These recommendations are advisory in nature and the FDA is not bound to follow these recommendations. At this time, the FDA has not made any decisions regarding acetaminophen-containing products, but has stated that it is reviewing the recommendations of the advisory committee, all available safety and efficacy data as well as public input before making a final decision. Therefore it is unclear what actions the FDA may take in response to the panel’s recommendations. Implementation by the FDA of certain specific panel recommendations could result in (1) a black box warning on the labels of prescription acetaminophen combination products or (2) the removal of several products from the marketplace including certain, or even all, strengths of Percocet® and Endocet®. The recommendation does not change the safety and efficacy of Percocet® and Endocet®, which remain FDA approved. Endo remains committed to working with the FDA so that these products are prescribed in the best interest of patients, and we will continue to closely monitor this issue. Any action taken by the FDA to implement certain of the recommendations of the panel, or take other measures to address concerns raised by the panel, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Timing and results of clinical trials to demonstrate the safety and efficacy of products as well as the FDA’s approval of products are uncertain.

Before obtaining regulatory approvals for the sale of any of our products, other than generic products, we must demonstrate through preclinical studies and clinical trials that the product is safe and effective for each intended use. Preclinical and clinical studies may fail to demonstrate the safety and effectiveness of a product. Even promising results from preclinical and early clinical studies do not always accurately predict results in later, large scale trials. A failure to demonstrate safety and efficacy would result in our failure to obtain regulatory approvals.

The rate of patient enrollment sometimes delays completion of clinical studies. There is substantial competition to enroll patients in clinical trials and such competition has delayed clinical development of our products in the past. Delays in planned patient enrollment can result in increased development costs and delays in regulatory approval. In addition, we rely on collaboration partners that may control or make changes in trial protocol and design enhancements that may also delay clinical trials. We cannot assure you that we will not experience delays or undesired results in these or any other of our clinical trials.

We cannot assure you that the FDA or other regulatory agencies will approve any products developed by us, on a timely basis, if at all, or, if granted, that such approval will not subject the marketing of our products to certain limits on indicated use. Any limitation on use imposed by the FDA or delay in or failure to obtain FDA approvals of products developed by us would adversely affect the marketing of these products and our ability to generate product revenue, as well as adversely affect the value of our securities.

Before obtaining regulatory approvals for certain generic products, we must conduct limited clinical or other trials to show comparability to the branded products. A failure to obtain satisfactory results in these trials would prevent us from obtaining required regulatory approvals.

The success of our acquisition and licensing strategy is subject to uncertainty and any completed acquisitions or licenses may reduce our earnings, be difficult to integrate, not perform as expected or require us to obtain additional financing.

We regularly evaluate selective acquisitions and look to continue to enhance our product line by acquiring rights to additional products and compounds. Such acquisitions may be carried out through the purchase of assets, joint ventures and licenses or by acquiring other companies. However, we cannot assure you that we will be able to complete acquisitions that meet our target criteria on satisfactory terms, if at all. In particular, we may not be able to identify suitable acquisition candidates, and we may have to compete for acquisition candidates.

Our competitors may have greater resources than us and therefore be better able to complete acquisitions or may cause the ultimate price we pay for acquisitions to increase. If we fail to achieve our acquisition goals, our growth may be limited.

Acquisitions, such as the recent Indevus, HealthTronics and Penwest acquisitions and the pending Qualitest Acquisition, may expose us to additional risks and may have a material adverse effect on our profitability and cash flows. Any acquisitions we make may:

•	fail to accomplish our strategic objectives;

•	not be successfully combined with our operations;

•	not perform as expected; and

•	expose us to cross border risks.

In addition, based on current acquisition prices in the pharmaceutical industry, acquisitions could decrease our net income per share and add significant intangible assets and related amortization or impairment charges. Our acquisition strategy may require us to obtain additional debt or equity financing, resulting in leverage, increased debt obligations as compared to equity, or dilution of ownership. We may not be able to finance acquisitions on terms satisfactory to us.

Further, if we are unable to maintain, on commercially reasonable terms, product, compound or other licenses that we have acquired, our ability to develop or commercially exploit our products may be inhibited.

Our growth and development will depend on developing, commercializing and marketing new products, including both our own products and those developed with our collaboration partners. If we do not do so successfully, our growth and development will be impaired.

Our future revenues and profitability will depend, to a significant extent, upon our ability to successfully commercialize new branded and generic pharmaceutical products in a timely manner. As a result, we must continually develop, test and manufacture new products, and these new products must meet regulatory standards and receive requisite regulatory approvals. Products we are currently developing may or may not receive the regulatory approvals necessary for us to market them. Furthermore, the development and commercialization process is time-consuming and costly, and we cannot assure you that any of our products, if and when developed and approved, can be successfully commercialized. Some of our collaboration partners may decide to make substantial changes to a product’s formulation or design, may experience financial difficulties or have limited financial resources, any of which may delay the development, commercialization and/or marketing of new products. In addition, if a co-developer on a new product terminates our collaboration agreement or does not perform under the agreement, we may experience delays and, possibly, additional costs in developing and marketing that product.

We conduct research and development primarily to enable us to manufacture and market FDA-approved pharmaceuticals in accordance with FDA regulations. Much of our development effort is focused on technically difficult-to-formulate products and/or products that require advanced manufacturing technology. Typically, research expenses related to the development of innovative compounds and the filing of NDAs for these products are significantly greater than those expenses associated with ANDAs for generic products. As we continue to develop new products, our research expenses will likely increase. Because of the inherent risk associated with research and development efforts in our industry, particularly with respect to new drugs, our research and development expenditures may not result in the successful introduction of FDA approved new pharmaceutical products. Also, after we submit an NDA or ANDA, the FDA may require that we conduct additional studies, including, depending on the product, studies to assess the product’s interaction with alcohol, and as a result, we may be unable to reasonably predict the total research and development costs to develop a particular product. Indeed, on September 27, 2007, Congress passed legislation authorizing the FDA to require companies to undertake post-approval studies in order to assess known or signaled potential serious safety risks and to make any labeling changes necessary to address safety risks. Congress also empowered the FDA to require companies to formulate REMS to ensure a drug’s benefits outweigh its risks.

We face intense competition from brand-name companies that sell or license their own generic versions of our generic products or seek to delay the introduction of our generic products.

Brand-name pharmaceutical companies have taken aggressive steps to thwart competition from generic equivalents of their brand-name products. In particular, brand-name companies sell directly to the generics market or license their products for sale to the generics market through licensing arrangements or strategic alliances with generic pharmaceutical companies (so-called “authorized generics”). No significant regulatory approvals are currently required for a brand-name manufacturer to sell directly or through a third party to the generic market. Brand-name manufacturers do not face any other significant barriers to entry into such market. The introductions of these so-called “authorized generics” have had and may continue to have an adverse effect by reducing our market share and adversely affecting our profitability and cash flows.

In addition, brand-name companies continually seek new ways to delay generic introduction and decrease the impact of generic competition, such as filing new patents on drugs whose original patent protection is about to expire; filing an increasing number of patents that are more complex and costly to challenge; filing suits for patent infringement that automatically delay approval by the FDA; developing patented controlled release or other next generation products, which often reduces the demand for the generic version of the existing product for which we may be seeking approval; changing product claims and product labeling; developing and marketing as over-the-counter products those branded products that are about to face generic competition; or filing Citizens’ Petitions with the FDA seeking restraints on our products or seeking to prevent them from coming to market. These strategies may increase the costs and risks associated with our efforts to introduce generic products and may delay or prevent such introduction altogether.

We face intense competition from other manufacturers of generic versions of our generic products.

Our generic products compete with branded products and with generic versions made by or for other manufacturers, such as Mallinckrodt Inc. and Watson Pharmaceuticals, Inc. When additional versions of one of our generic products enter the market, we generally lose market share and our selling prices and margins on the product decline. Because we are smaller than many of our full-line competitors in the generic pharmaceutical products sector, we may lack the financial and other resources needed to maintain our profit margins and market share in this sector.

If the efforts of manufacturers of branded pharmaceuticals to use litigation and legislative and regulatory means to limit the use of generics and certain other products are successful, sales of our generic products may suffer.

Pharmaceutical companies that produce patented brand products can employ a range of legal and regulatory strategies to delay the introduction of competing generics and other products to which we do not have a right of reference to all necessary preclinical and clinical data. Opposing such efforts or litigation actions can be costly and time-consuming and result in delays in the introduction of our products.

The products for which we are developing generic versions may be claimed by their manufacturer to be protected by one or more patents. If we file an ANDA to seek FDA approval of our generic version of such a drug, we are required to certify that any patent or patents listed as covering the approved listed drug are invalid, unenforceable or will not be infringed by our generic version. Similar certification requirements apply to new drug applications filed under Section 505(b)(2) of the FFDCA, where we rely on information to which we do not have a right of reference. Once the FDA accepts our ANDA or Section 505(b)(2) NDA, we are required to notify the brand manufacturer of this fact. The brand manufacturer then has 45 days from the receipt of the notice in which to file a suit for patent infringement. If it does so, the FDA is generally prevented from granting approval of the ANDA or Section 505(b)(2) NDA until the earliest of 30 months from the date the FDA accepted the application for filing, the conclusion of litigation in the generic’s favor or expiration of the patent(s).

We may be the subject of product liability claims or product recalls, and we may be unable to obtain or maintain insurance adequate to cover potential liabilities. We will be subject to product liability claims following consummation of the Qualitest Acquisition.

Our business exposes us to potential liability risks that arise from the testing, manufacturing, marketing and sale of our products. In addition to direct expenditures for damages, settlement and defense costs, there is a possibility of adverse publicity as a result of product liability claims. Product liability is a significant commercial risk for us. Some plaintiffs have received substantial damage awards in some jurisdictions against pharmaceutical companies based upon claims for injuries allegedly caused by the use of their products. In addition, it may be necessary for us to recall products that do not meet approved specifications or which subsequent data demonstrate may be unsafe or ineffective, which would also result in adverse publicity, as well as resulting in costs connected to the recall and loss of revenue.

Qualitest, which we intend to acquire in the fourth quarter of 2010 or first quarter of 2011, is named as a defendant in a number of cases that have been filed in various state and federal courts that allege plaintiffs experienced injuries as a result of ingesting the prescription medicine metoclopramide, which has been manufactured and marketed by Qualitest. Many of these cases are in the discovery phase of the litigation, and certain cases have been scheduled for trial in the Fall of 2011. Following the completion of the Qualitest Acquisition, we may be subject to liabilities arising out of these cases, and will be responsible for the cost of managing these cases. We intend to contest all of these cases vigorously. Additional litigation similar to that described above may also be brought by other plaintiffs in various jurisdictions in the future. However, we cannot predict the timing or outcome of any such litigation, or whether any such litigation will be brought against Qualitest. Subject to certain terms and conditions, we will be indemnified by the former owners of Qualitest with respect to, among other things, metoclopramide litigation arising out of the sales of the product by Qualitest between January 1, 2006 and the date on which the acquisition is completed, subject to an overall liability cap of $100 million for all claims arising out of or related to the acquisition, including the claims described above.

We cannot assure you that a product liability claim or series of claims brought against us would not have an adverse effect on our business, financial condition, results of operations and cash flows. If any claim is brought against us, regardless of the success or failure of the claim, we cannot assure you that we will be able to obtain or maintain product liability insurance in the future on acceptable terms or with adequate coverage against potential liabilities or the cost of a recall.

We may incur liabilities as the result of “over-time” cases which, if ultimately determined adverse to the industry, could have a material adverse effect on our business, financial condition, results of operations and cash flows.

A number of pharmaceutical companies are defendants in litigation brought by their own current and former pharmaceutical sales representatives, alleging that the companies violated wage and hour laws by misclassifying the sales representatives as “exempt” employees, and by failing to pay overtime compensation. We are and may in the future be the subject of similar cases. Depending on developments in the ongoing and any future litigation, there is a possibility that we will suffer an adverse decision or verdicts of substantial amounts, or that we will enter into monetary settlements. Any unfavorable outcome as a result of such litigation could have a material adverse effect on our business, financial condition, results of operations and cash flows.

The availability of third party reimbursement for our products is uncertain, and thus we may find it difficult to maintain current price levels. Additionally, the market may not accept those products for which third party reimbursement is not adequately provided.

Our ability to commercialize our products depends, in part, on the extent to which reimbursement for the costs of these products is available from government healthcare programs, private health insurers and others. We cannot assure you that third party payment for our products will be adequate for us to maintain price levels sufficient for realization of an appropriate return on our investment. Government, private insurers and other third party payers are increasingly attempting to contain healthcare costs by (1) limiting both coverage and the level of reimbursement (including adjusting co-pays) for products approved for marketing by the FDA, (2) refusing, in some cases, to provide any coverage for uses of approved products for indications for which the FDA has not granted marketing approval and (3) requiring or encouraging, through more favorable reimbursement levels or otherwise, the substitution of generic alternatives to branded products.

Examples of some of the major government healthcare programs include Medicare and Medicaid. The Medicare Prescription Drug Improvement and Modernization Act (“Medicare Modernization Act”) of 2003 created a new prescription drug coverage program for people with Medicare through a new system of private market insurance providers beginning in January 2006. This new benefit has resulted in an increased use of formularies (listings of prescription drugs approved for use) such that, in the event a Medicare beneficiary’s medications are not listed on the applicable formulary, such Medicare beneficiary may not receive reimbursement for such medications. Moreover, once these formularies are established, Medicare is not obligated to pay for drugs omitted from a formulary, and the cost of these non-covered drugs will not be counted towards the annual out-of-pocket beneficiary deductible established by the Medicare Modernization Act. Further, since 2006, Medicare prescription drug program beneficiaries are not permitted to purchase private insurance policies, known as “Medigap” policies, to cover the cost of off-formulary medications. If our products are or become excluded from these formularies, demand for our products might decrease and we may be forced to lower prices for our products, which may adversely affect our business, financial condition, results of operations and cash flows.

From time to time, state Medicaid programs review our products to assess whether such products should be subject to a prior authorization process, which processes vary state-by-state but generally require physicians prescribing the products to answer several questions prior to the product being dispensed. The institution of a prior authorization process may adversely impact the sales of the related product in the state and depending on the state, may adversely affect our business and results of operations. On February 20, 2008, in connection with its Clinical Drug Review Program, the Pharmacy and Therapeutics Committee of the New York State Department of Health reviewed our product Lidoderm® and recommended that it be subject to a prior authorization process. As a result, on July 31, 2008, the New York State Department of Health placed Lidoderm® in its Clinical Drug Review Program, which is a specific program within its prior authorization program. There can be no assurance that such a process, or the implementation thereof, in New York State or elsewhere would not have a material adverse effect on our business, financial condition, results of operations and cash flows.

If government and commercial third party payers do not provide adequate coverage and reimbursement levels for users of our products, the market acceptance of these products could be adversely affected. In addition, the following factors could significantly influence the purchase of pharmaceutical products, which would result in lower prices and a reduced demand for our products that might force us to reduce the price of these products to remain competitive:

•	the trend toward managed healthcare in the United States;

•	the growth of organizations such as HMOs and managed care organizations;

•	legislative proposals to reform healthcare and government insurance programs; and

•	price controls and non-reimbursement of new and highly priced medicines for which the economic therapeutic rationales are not established.

In February, 2009, President Obama signed into law the American Recovery and Reinvestment Act of 2009, which appropriates $1.1 billion to fund comparative effectiveness research (“CER”) relating to healthcare treatments. In March 2010, the President signed the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act (together, the “U.S. Health Reform Law”), which, among other things, created a new Patient-Centered Outcomes Research Institute to oversee, identify priorities in, and conduct CER. Although the concept of CER now has significant momentum, numerous unresolved and potentially contentious issues remain, and stakeholders are following implementation of these new laws closely. Depending on how CER is implemented, CER could possibly present regulatory and reimbursement issues under certain circumstances. For additional discussion of the U.S. Health Reform Law, see Risk Factor—“While healthcare reform may increase the number of patients who have insurance coverage for our products, its cost containment measures may adversely affect reimbursement for our products.”

Our reporting and payment obligations under the Medicaid rebate program and other governmental pricing programs are complex and may involve subjective decisions. Any failure to comply with those obligations could subject us to penalties and sanctions.

We are subject to various federal and state laws pertaining to healthcare fraud and abuse, including prohibitions on the offer of payment or acceptance of kickbacks or other remuneration in return for the purchase of our products. Sanctions for violating these laws include criminal penalties and civil sanctions and possible exclusion from the Medicare, Medicaid, and other government healthcare programs. There can be no assurance that our practices will not be challenged under these laws in the future or that such a challenge would not have a material adverse effect on our business or results of operations.

We also are subject to federal and state laws prohibiting the presentation (or the causing to be presented) of claims for payment (by Medicare, Medicaid, or other third-party payers) that are determined to be false, fraudulent, or for an item or service that was not provided as claimed. These false claims statutes include the Federal Civil and Criminal False Claims Acts, which allow any person to bring suit in the name of the government alleging false or fraudulent claims presented to or paid by the government (or other violations of the statutes) and to share in any amounts paid by the entity to the government in fines or settlement. Such suits, known as qui tam actions, have increased significantly in the healthcare industry in recent years. These actions against healthcare companies may result in payment of fines or exclusion from the Medicare, Medicaid, and/or other government healthcare programs.

We and other pharmaceutical companies are defendants in a number of lawsuits filed by local and state government entities, alleging generally that we and numerous other pharmaceutical companies reported false pricing information in connection with certain drugs that are reimbursable under Medicaid. We intend to defend these lawsuits vigorously. Depending on developments in the litigation however, as with all litigation, there is a possibility that we will suffer adverse decisions or verdicts of substantial amounts, or that we will enter into monetary settlements in one or more of these actions as we recently did with a number of New York counties. See “Legal proceedings” in Note 12 of our unaudited interim condensed consolidated financial statements incorporated by reference in this offering memorandum and the section entitled “Business—Legal proceedings” included in this offering memorandum. Any unfavorable outcomes as a result of such litigation could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Government regulations regarding reporting and payment obligations are complex and we are continually evaluating the methods we use to calculate and report the amounts owed with respect to Medicaid and other government pricing programs. Our calculations are subject to review and challenge by various government agencies and authorities and it is possible that any such review could result either in material changes to the method used for calculating the amounts owed to the pertinent government agency (or agencies), or to the amounts themselves. In addition, because our processes for these calculations and our judgments supporting these calculations involve, and will continue to involve, subjective decisions, these calculations are subject to the risk of errors. As noted above, any governmental agency that commences an action, if successful, could impose, based on a claim of violation of fraud and false claims laws or otherwise, civil and/or criminal sanctions, including fines, penalties and possible exclusion from federal healthcare programs (including Medicaid and Medicare). Some of the applicable laws impose liability even in the absence of specific intent to defraud. Furthermore, should there be ambiguity with regard to how to properly calculate and report payments—and even in the absence of such ambiguity—a governmental authority may take a position contrary to a position we have taken, and may impose civil and/or criminal sanctions. Any such penalties or sanctions could have a material adverse effect on our business, financial position, results of operations and cash flows, and could cause the market value of our common stock to decline.

Once approved, there is no guarantee that the market will accept our future products, and regulatory requirements could limit the commercial usage of our products.

Even if we obtain regulatory approvals, uncertainty exists as to whether the market will accept our products. A number of factors may limit the market acceptance of our products, including the timing of regulatory approvals and market entry relative to competitive products, the availability of alternative products, the price of our products relative to alternative products, the availability of third party reimbursement and the extent of marketing efforts by third party distributors or agents that we retain. We cannot assure you that our products will receive market acceptance in a commercially viable period of time, if at all. We cannot be certain that any investment made in developing products will be recovered, even if we are successful in commercialization. To the extent that we expend significant resources on research and development efforts and are not able, ultimately, to introduce successful new products as a result of those efforts, our business, financial position, results of operations and cash flows may be materially adversely affected, and the market value of our common stock could decline. In addition, many of our products contain narcotic ingredients that carry stringent record keeping obligations, strict storage requirements and other limitations on these products’ availability, which could limit the commercial usage of these products.

We sell our products to a limited number of wholesale drug distributors and large pharmacy chains. In turn, these wholesale drug distributors and large pharmacy chains supply products to pharmacies, hospitals, governmental agencies and physicians. Net sales to customers who accounted for 10% or more of our net sales during the nine months ended September 30, 2010 and the years ended December 31, 2009, 2008 and 2007 were as follows:

		December 31,
	September 30, 2010	2009	2008	2007

Cardinal Health, Inc.	33%	35%	36%	34%
McKesson Corporation	29%	29%	31%	31%
AmerisourceBergen Corporation	15%	16%	15%	15%

If we were to lose the business of any of these customers, or if any were to experience difficulty in paying us on a timely basis, our net sales, profitability and cash flows could be materially and adversely affected.

We are currently dependent on outside manufacturers for the manufacture of our products; therefore, we will have limited control of the manufacturing process and related costs. Certain of our manufacturers currently constitute the sole source of one or more of our products, including Teikoku, our sole source of Lidoderm®.

Third party manufacturers currently manufacture substantially all of our products pursuant to contractual arrangements. Certain of our manufacturers currently constitute the sole source of one or more of our products. Because of contractual restraints and the lead-time necessary to obtain FDA approval, and possibly DEA registration, of a new manufacturer, replacement of any of these manufacturers may be expensive and time consuming and may cause interruptions in our supply of products to customers. As a result, any such delay could have a material adverse effect on our business, financial condition, results of operations and cash flows.

Because all of our products are manufactured by third parties, we have a limited ability to control the manufacturing process or costs related to this process. Increases in the prices we pay our manufacturers, interruptions in our supply of products or lapses in quality could adversely impact our margins, profitability and cash flows. We are reliant on our third party manufacturers to maintain the facilities at which they manufacture our products in compliance with FDA, DEA, state and local regulations. If they fail to maintain compliance with FDA, DEA or other critical regulations, they could be ordered to cease manufacturing which would have a material adverse impact on our business, results of operations, financial condition and cash flows. In addition to FDA and DEA regulation, violation of standards enforced by the Environmental Protection Agency (“EPA”), and the Occupational Safety and Health Administration (“OSHA”), and their counterpart agencies at the state level, could slow down or curtail operations of third party manufacturers.

We have entered into minimum purchase requirement contracts with some of our third party manufacturers. In May 2001, we entered into a long-term manufacturing and development agreement with Novartis Consumer Health, Inc. pursuant to which Novartis Consumer Health Inc. has agreed to manufacture certain of our commercial products in addition to products in development. As of December 31, 2009, we are required to purchase a minimum of approximately $20 million in 2010 and approximately $21 million of product from Novartis Consumer Health Inc. in 2011.

We also have a long-term contract with Teikoku Seiyaku Co., Ltd., under which Teikoku manufactures Lidoderm® at its Japanese facility for commercial sale by us in the United States. We agreed to purchase a minimum number of patches per year from Teikoku through 2012, representing the noncancelable portion of the Teikoku agreement. Teikoku has agreed to fix the supply price of Lidoderm® for a period of time after which the price will be adjusted at future set dates based on a price index defined in the Teikoku agreement. Since future price changes are unknown, we have used prices currently existing under the Teikoku agreement, and estimated our minimum purchase requirement to be approximately $32 million per year through 2012. The minimum purchase requirement shall remain in effect subsequent to 2012, except that we have the right to terminate the Teikoku agreement after 2012, if we fail to meet the annual minimum requirement.

In addition, we may consider entering into additional manufacturing arrangements with third party manufacturers. In each case, we will incur significant costs in obtaining the regulatory approvals and taking the other steps necessary to begin commercial production by these manufacturers. If the market for the products manufactured by these third parties substantially contracts or disappears, we will continue to be financially obligated under these contracts, an obligation which could have a material adverse effect on our business.

We are dependent on third parties to supply all raw materials used in our products and to provide services for certain core aspects of our business. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, results of operations, financial condition and cash flows.

We rely on third parties to supply all raw materials used in our products. In addition, we rely on third party suppliers, distributors and collaboration partners to provide services for certain core aspects of our business, including manufacturing, warehousing, distribution, customer service support, medical affairs services, clinical studies, sales and other technical and financial services. All third party suppliers and contractors are subject to FDA, and very often DEA, requirements. Our business and financial viability are dependent on the regulatory compliance of these third parties, and on the strength, validity and terms of our various contracts with these third party manufacturers, distributors and collaboration partners. Any interruption or failure by these suppliers, distributors and collaboration partners to meet their obligations pursuant to various agreements with us could have a material adverse effect on our business, financial condition, results of operations and cash flows.

In addition, we have entered into minimum purchase requirement contracts with some of our third party raw material suppliers. If the market for the products that utilize these raw materials substantially contracts or disappears, we will continue to be financially obligated under these contracts and meeting such obligations could have a material adverse effect on our business.

We are dependent upon third parties to provide us with various estimates as a basis for our financial reporting. While we undertake certain procedures to review the reasonableness of this information, we cannot obtain absolute assurance over the accounting methods and controls over the information provided to us by third parties. As a result we are at risk of them providing us with erroneous data which could have a material adverse impact on our business.

If the manufacturing facilities we will own if we complete the Qualitest Acquisition are unable to manufacture the Qualitest products or the manufacturing process is interrupted due to failure to comply with regulations or for other reasons, the manufacture of those products could be interrupted.

If we consummate the Qualitest Acquisition, we will acquire pharmaceutical manufacturing facilities located in Huntsville, Alabama and Charlotte, North Carolina (the “Qualitest facilities”). The Qualitest facilities currently manufacture many of the products that we are acquiring in the Qualitest Acquisition. Because the manufacture of pharmaceutical products requires precise and reliable controls, and due to significant compliance obligations imposed by laws and regulations, we may face delays in qualifying the Qualitest facilities for the manufacture of new products or for other products that are currently manufactured for us by third parties.

Failure by the Qualitest facilities to comply with regulatory requirements could adversely affect their ability to supply products to us. All facilities and manufacturing techniques used for the manufacture of pharmaceutical products must be operated in conformity with current Good Manufacturing Practices, or cGMPs. Compliance with the FDA’s cGMP requirements applies to both drug products seeking regulatory approval and to approved drug products. In complying with cGMP requirements, pharmaceutical manufacturing facilities must continually expend time, money and effort in production, record-keeping and quality assurance and control so that their products meet applicable specifications and other requirements for product safety, efficacy and quality. Failure to comply with applicable legal requirements subjects the Qualitest facilities to possible legal or regulatory action, including shutdown, which may adversely affect their ability to supply us with product. Were we not able to manufacture the Qualitest products because of regulatory, business or any other reasons, the manufacture of these products would be interrupted. This could have a negative impact on our business, results of operation, financial condition, cash flows and competitive position.

The DEA limits the availability of the active ingredients used in many of our current products and products in development, as well as the production of these products, and, as a result, our procurement and production quotas may not be sufficient to meet commercial demand or complete clinical trials.

The DEA regulates chemical compounds as Schedule I, II, III, IV or V substances, with Schedule I substances considered to present the highest risk of substance abuse and Schedule V substances the lowest risk. The active ingredients in some of our current products and products in development, including oxycodone, oxymorphone, morphine, fentanyl, sufentanil and hydrocodone, are listed by the DEA as Schedule II or III substances under the Controlled Substances Act of 1970. Consequently, their manufacture, shipment, storage, sale and use are subject to a high degree of regulation. For example, generally, all Schedule II drug prescriptions must be signed by a physician, physically presented to a pharmacist and may not be refilled without a new prescription.

Furthermore, the DEA limits the availability of the active ingredients used in many of our current products and products in development, as well as the production of these products and, and we must annually apply to the DEA for procurement and production quotas in order to obtain and produce these substances. As a result, our procurement and production quotas may not be sufficient to meet commercial demand or to complete clinical trials. Moreover, the DEA may adjust these quotas from time to time during the year, although the DEA has substantial discretion in whether or not to make such adjustments. Any delay or refusal by the DEA in establishing our quotas, or modification of our quotas, for controlled substances could delay or result in the stoppage of our clinical trials or product launches, or could cause trade inventory disruptions for those products that have already been launched, which could have a material adverse effect on our business, financial position, results of operations and cash flows.

We invest in securities that are subject to market risk and the recent issues in the financial markets could adversely affect the value of our assets.

At September 30, 2010, $18.8 million of our marketable securities portfolio was invested in AAA rated investments in auction-rate debt securities. Auction-rate securities are long-term variable rate bonds tied to short-term interest rates. After the initial issuance of the securities, the interest rate on the securities is reset periodically, at intervals established at the time of issuance (e.g., every seven, twenty-eight, or thirty-five days; every six months; etc.). In an active market, auction-rate securities are bought and sold at each reset date through a competitive bidding process, often referred to as a “Dutch auction”. Auctions are successful when the supply and demand of securities are in balance. Financial institutions brokering the auctions would also participate in the auctions to balance the supply and demand. Beginning in the second half of 2007, auctions began to fail for specific securities and in mid-February 2008 auction failures became common, prompting market participants, including financial institutions, to cease or limit their exposure to the auction-rate market. Given the current liquidity conditions in the global credit markets, the auction-rate securities market has become inactive. Consequently, our auction-rate securities are currently illiquid through the normal auction process.

The underlying assets of our auction-rate securities are student loans. The student loans are insured by the Federal Family Education Loan Program (“FFELP”).

Throughout 2010, the auction-rate securities market has continued to be inactive. If credit and capital markets deteriorate further or we experience any additional ratings downgrades on any investments in our portfolio (including on our auction-rate securities), we may incur additional impairments in future periods, which could negatively affect our financial condition, cash flow or reported earnings.

Any of these events could materially affect our results of operations and our financial condition. In the event we need to access these funds, we could be required to sell these securities at an amount below our original purchase value. However, based on our ability to access our cash and cash equivalents and our other liquid investments, and our expected operating cash flows, we do not expect to be required to sell these securities at a loss. However, there can be no assurance that we will not have to sell these securities at a loss.

Sales of our products may be adversely affected by the consolidation of the wholesale drug distribution and retail pharmacy industries, a trend which may continue.

The network through which we sell our products has undergone significant consolidation marked by mergers and acquisitions among wholesale distributors and the growth of large retail drug store chains. As a result, a small number of large wholesale distributors control a significant share of the market, and the number of independent drug stores and small drug store chains has decreased. We expect that consolidation of drug wholesalers and retailers will place competitive pressures on drug manufacturers, including us. If we lose any of these customer accounts, or if our relationship with them were to deteriorate, our business could also be materially and adversely affected. Orders for our products may increase or decrease depending on the inventory levels held by our major customers. Significant increases and decreases in orders from our major customers could cause our operating results to vary significantly from quarter to quarter.

Retail availability of our products is greatly affected by the inventory levels our customers hold. We monitor wholesaler inventory of our products using a combination of methods, including tracking prescriptions filled at the pharmacy level to determine inventory amounts the wholesalers have sold to their customers. Pursuant to distribution service agreements with five of our significant wholesale customers, we receive inventory level reports. For other wholesalers where we do not receive inventory level reports, however, our estimates of wholesaler inventories may differ significantly from actual inventory levels. Significant differences between actual and estimated inventory levels may result in excessive inventory production, inadequate supplies of products in distribution channels, insufficient or excess product available at the retail level, and unexpected increases or decreases in orders from our major customers. Forward buying by wholesalers, for example, may result in significant and unexpected changes in customer orders from quarter to quarter. These changes may cause our revenues to fluctuate significantly from quarter to quarter, and in some cases may cause our operating results for a particular quarter to be below our expectations or internal projections. If our financial results are below expectations for a particular period, the market price of our securities may drop significantly.

We may not be able to maintain our current insurance policies covering our business, assets, directors and officers and product liability claims and we may not be able to obtain new policies in the future.

Property, product liability, directors’ and officers’ and general liability insurance represent significant costs to us. Since the events of September 11, 2001, and due to an increased focus on corporate governance in the United States, and product liability lawsuits related to pharmaceuticals, liability and other types of insurance have become more difficult and costly to obtain. As we continue to expand our portfolio of available products, we may experience an increase in the number of product liability claims against us. Moreover, we may be subject to claims that are not covered by insurance. In addition, products for which we currently have coverage may be excluded from coverage in the future. Certain claims may be subject to our self-insured retention, exceed our policy limits or relate to damages that are not covered by our policy. In addition, product liability coverage for pharmaceutical companies is becoming more expensive and increasingly difficult to obtain and, as a result, we may not be able to obtain the type and amount of coverage we desire or to maintain our current coverage. Unanticipated additional insurance costs could have a material adverse effect on our results of operations and cash flows. There can be no assurance that we will be able to maintain our existing insurance policies or obtain new policies in meaningful amounts or at a reasonable cost. Any failure to obtain or maintain any necessary insurance coverage could have a material adverse effect on our business, financial condition, results of operations and cash flows.

If we are unable to retain our key personnel, and continue to attract additional professional staff, we may be unable to maintain or expand our business.

Because of the specialized scientific nature of our business, our ability to develop products and to compete with our current and future competitors will remain highly dependent, in large part, upon our ability to attract and retain qualified scientific, technical and commercial personnel. The loss of key scientific, technical and commercial personnel or the failure to recruit additional key scientific, technical and commercial personnel could have a material adverse effect on our business. While we have consulting agreements with certain key individuals and institutions and have employment agreements with our key executives, we cannot assure you that we will succeed in retaining personnel or their services under existing agreements. There is intense competition for qualified personnel in the areas of our activities, and we cannot assure you that we will be able to continue to attract and retain the qualified personnel necessary for the development of our business.

We are a holding company with no operations.

We are a holding company with no direct operations. Our principal assets are the equity interests we hold in our operating subsidiaries. As a result, we are dependent on loans, dividends and other payments from our subsidiaries to generate the funds necessary to meet our financial obligations. Our subsidiaries are legally distinct from us and have no obligation to make funds available to us.

Our revenues and operating results may fluctuate in future periods and we may fail to meet expectations, which may cause the value of our securities to decline.

Our quarterly operating results are difficult to predict and may fluctuate significantly from period to period. Accordingly, one cannot predict our quarterly financial results based on our full-year financial guidance. We cannot predict with certainty the timing or level of sales of our products in the future. If our quarterly sales or operating results fall below the expectations of investors or securities analysts, the value of our securities could decline substantially. Our operating results may fluctuate due to various factors including those set forth above. As a result of these factors, we believe that period-to-period comparisons of our operating results are not a good indication of our future performance. For example, in 2010, we have assumed that our sales of Lidoderm®, Opana® ER, Voltaren® Gel, Supprelin® LA and Valstar® will grow over the course of the year, but there can be no assurance that sales of these products will grow at the rates anticipated, or at all.

The trading prices of our securities may be volatile, and your investment in our securities could decline in value.

The market prices for securities of healthcare companies in general have been highly volatile and may continue to be highly volatile in the future. For example, for the nine months ended September 30, 2010, our stock traded between $19.19 and $34.26 per share. The following factors, in addition to other risk factors described in this section, may cause the market value of our securities to fluctuate:

•	FDA approval or disapproval of any of the drug applications we have submitted;

•	the success or failure of our clinical trials;

•	new data or new analyses of older data that raises potential safety or effectiveness issues concerning our approved products;

•	competitors announcing technological innovations or new commercial products;

•	introduction of generic substitutes for our products, including the filing of ANDAs with respect to generic versions of our branded products, such as Lidoderm®;

•	developments concerning our or others’ proprietary rights, including patents;

•	competitors’ publicity regarding actual or potential products under development;

•	regulatory developments in the United States and foreign countries, or announcements relating to these matters;

•	period-to-period fluctuations in our financial results;

•	new legislation in the United States relating to the development, sale or pricing of pharmaceuticals;

•	a determination by a regulatory agency that we are engaging or have engaged in inappropriate sales or marketing activities, including promoting the “off-label” use of our products;

•	litigation; and

•	economic and other external factors, including disasters and other crises.

Our operations could be disrupted if our information systems fail or if we are unsuccessful in implementing necessary upgrades.

Our business depends on the efficient and uninterrupted operation of our computer and communications systems and networks, hardware and software systems and our other information technology. If our systems were to fail or we are unable to successfully expand the capacity of these systems, or we are unable to integrate new technologies into our existing systems, our operations and financial results could suffer.

The publication of negative results of studies or clinical trials may adversely impact our sales revenue.

From time to time, studies or clinical trials on various aspects of pharmaceutical products are conducted by academics or others, including government agencies. The results of these studies or trials, when published, may have a dramatic effect on the market for the pharmaceutical product that is the subject of the study. The publication of negative results of studies—or clinical trials related to our products or the therapeutic areas in which our products compete—could adversely affect our sales, the prescription trends for our products and the reputation of our products. In the event of the publication of negative results of studies or clinical trials related to our products or the therapeutic areas in which our products compete, our business, financial condition, results of operations and cash flows could be materially adversely affected. In addition, on September 27, 2007, Congress enacted requirements that the results of studies and clinical trials be provided by the investigator to the National Institutes of Health (“NIH”) for inclusion in a publicly-available database registry of clinical trials. There is an exception for clinical research performed on behalf of a sponsor who has not yet submitted an NDA in connection with the drug being studied; however, it is unclear what impact the potential publication of clinical research data for our products will have.

Actions that may be taken by significant stockholders may divert the time and attention of our board of directors and management from our business operations.

Campaigns by significant investors to effect changes at publicly traded companies have increased in recent years. In August 2007, affiliates of D.E. Shaw & Co., L.P., which, as of October 1, 2010, collectively beneficially own approximately 5 million shares of our outstanding common stock, sent letters to our Board of Directors suggesting, among other things, that the Company begin a process of evaluating strategic alternatives and explore a recapitalization. In April 2008, we reached an agreement with the D. E. Shaw group, pursuant to which Endo’s Board of Directors nominated William F. Spengler at the 2008 Annual Meeting of Stockholders to serve as a member of the Company’s Board of Directors. Mr. Spengler is an independent unaffiliated person who was recommended by D.E. Shaw to our Board of Directors. The D. E. Shaw group agreed to vote all of its shares in favor of the election of each of the Board’s nominees at our 2008 Annual Meeting of Stockholders. At the 2008 Annual Meeting of Stockholders, the Company stockholders elected Mr. Spengler as a director of the Company. The D.E. Shaw group is no longer subject to any restrictions with respect to its shares in the Company.

If a proxy contest were to be pursued by any of our stockholders, it could result in substantial expense to the Company and consume significant attention of our management and Board of Directors. In addition, there can be no assurance that any stockholder will not pursue actions to effect changes in the management and strategic direction of the Company, including through the solicitation of proxies from the Company’s stockholders.

The regulatory approval process outside the United States varies depending on foreign regulatory requirements, and failure to obtain regulatory approval in foreign jurisdictions would prevent the marketing of our products in those jurisdictions.

We have worldwide rights to market many of our products and product candidates. We intend to seek approval of and market certain of our products outside of the United States. To market our products in the European Union and many other foreign jurisdictions, we must obtain separate regulatory approvals and comply with numerous and varying regulatory requirements. Approval of a product by the comparable regulatory authorities of foreign countries must still be obtained prior to manufacturing or marketing that product in those countries. The approval procedure varies among countries and can involve additional testing, and the time required to obtain approval may differ from that required to obtain FDA approval. The foreign regulatory approval process includes all of the risks associated with obtaining FDA approval set forth in this Report and approval by the FDA does not ensure approval by the regulatory authorities of any other country, nor does the approval by foreign regulatory authorities in one country ensure approval by regulatory authorities in other foreign countries or the FDA. Other than the approval of Vantas® for marketing in the European Union and certain other foreign jurisdictions, we may not be able to file for regulatory approvals or may not receive necessary approvals to commercialize our products in any foreign market. If we fail to comply with these regulatory requirements or obtain and maintain required approvals, our target market will be reduced and our ability to generate revenue from abroad will be adversely affected.

If the indemnitors default on their obligations, the outcome of the Redux litigation could materially harm us.

On September 15, 1997, Indevus (then known as Interneuron Pharmaceuticals, Inc.) announced a market withdrawal of its first commercial prescription product, the anti-obesity medication Redux (dexfenfluramine hydrochloride capsules C-IV), which had been launched in June 1996 by its licensee, American Home Products Corporation, which became Wyeth and was later acquired by Pfizer. The withdrawal of Redux was based on a preliminary analysis by the FDA of potential abnormal echocardiogram findings associated with certain patients taking Redux or the combination of fenfluramine with phentermine. Following the withdrawal, Indevus was named, together with other pharmaceutical companies, as a defendant in several thousand product liability legal actions, some of which purport to be class actions, in federal and state courts relating to the use of Redux and other weight loss drugs. The existence of such litigation may materially adversely affect our business. In addition, although we are unable to predict the outcome of any such litigation, if successful uninsured or insufficiently insured claims, or if a successful indemnification claim, were made against us, our business, financial condition and results of operations could be materially adversely affected. In addition, the uncertainties associated with these legal actions may have an adverse effect on the market price of our common stock and on our ability to obtain product liability insurance for other products at costs acceptable to us, or at all, which may materially adversely affect our business, financial condition and results of operations.

On May 30, 2001, Indevus (then known as Interneuron Pharmaceuticals, Inc.) entered into an Indemnity and Release Agreement with Wyeth (then known as American Home Products Corporation and referred to herein as “Wyeth”), which provides for indemnification of Redux-related claims brought by plaintiffs who initially opted out of Wyeth’s national class action settlement of diet drug litigation and by those claimants who allege primary pulmonary hypertension. This agreement also provides for funding of all defense costs related to all Redux-related claims and provides for Wyeth to fund certain additional insurance coverage to supplement the Company’s existing product liability insurance. However, there can be no assurance that uninsured or insufficiently insured Redux-related claims or Redux-related claims for which we are not otherwise indemnified or covered under the indemnity and release agreement will not have a material adverse effect on our future business, results of operations or financial condition or that the potential of any such claims would not adversely affect our ability to obtain sufficient financing to fund operations. Additionally, there is no assurance that as indemnitor, Wyeth will remain solvent and able to respond to all claims covered by the indemnity and release agreement. We are unable to predict whether the existence of such litigation may adversely affect our business.

Pursuant to agreements we have with Les Laboratories Servier, from whom Indevus in-licensed rights to Redux, Boehringer Ingelheim Pharmaceuticals, Inc., which assembled Redux, and other parties, we may be required to indemnify such parties for Redux-related liabilities. We are unable to predict whether such indemnification obligations, if they arise, may adversely affect our business.

Agreements between brand pharmaceutical companies and generic pharmaceutical companies are facing increased government scrutiny in both the United States and abroad.

We are involved in numerous patent litigations in which generic companies challenge the validity or enforceability of our products’ listed patents and/or their applicability of these patents to the generic applicant’s products. Likewise, our generics business is also involved in patent litigations in which we challenge the validity or enforceability of innovator companies’ listed patents and/or their applicability to our generic products. Therefore settling patent litigations has been and is likely to continue to be part of our business. Parties to such settlement agreements in the U.S., including us, are required by law to file them with the Federal Trade Commission (“FTC”) and the Antitrust Division of the Department of Justice for review. The FTC has publicly stated that, in its view, some of these settlement agreements violate the antitrust laws and has brought actions against some brand and generic companies that have entered into such agreements. Accordingly, we may receive formal or informal requests from the FTC for information about a particular settlement agreement, and there is a risk that the FTC may commence an action against us alleging violation of the antitrust laws. Any adverse outcome of these actions or investigations could have a significant adverse effect on our business, financial condition and results of operations. In addition, some members of Congress are trying to pass legislation that would limit the types of settlement agreements generic manufacturers can enter into with brand companies. The impact of such pending litigation is uncertain and could adversely affect our business, financial condition and results of operations.

While healthcare reform may increase the number of patients who have insurance coverage for our products, its cost containment measures may adversely affect reimbursement for our products.

In March 2010, the U.S. Health Reform Law was enacted in the United States. This legislation has both current and longer-term impacts on us, as discussed below.

The provisions of the U.S. Health Reform Law are effective on various dates over the next several years. The principal provisions affecting us provide for the following:

•

an increase in the statutory minimum rebates a manufacturer must pay under the Medicaid Drug Rebate Program to 23.1% and 13% of the average manufacturer price for most branded and generic drugs, respectively (effective January 1, 2010);

•	extension of Medicaid prescription drug rebates to drugs dispensed to enrollees in certain Medicaid managed care organizations (effective March 23, 2010);

•	an increase in the additional Medicaid rebates for “new formulations” of oral solid dosage forms of innovator drugs;

•	the revision of the average manufacturers’ price (“AMP”) definition to remove the “retail pharmacy class of trade” (effective October 1, 2010);

•

expansion of the types of institutions eligible for the “Section 340B discounts” for outpatient drugs provided to hospitals meeting the qualification criteria under Section 340B of the Public Health Service Act of 1944 (effective January 1, 2010) (“340B Pricing”);

•

a new Medicare Part D coverage gap discount program, in which manufacturers must agree to offer 50% point-of sale discounts off negotiated prices of applicable brand drugs to eligible beneficiaries during their coverage gap period, as a condition of the manufacturer’s outpatient drugs to be covered under Medicare Part D (effective January 1, 2011);

•

an annual fee payable to the federal government (which is not deductible for U.S. income tax purposes) based on our prior-calendar-year share relative to other companies of branded prescription drug sales to specified government programs (effective January 1, 2011, with the total fee to be paid each year by the pharmaceutical industry increasing annually through 2018);

•	a deductible 2.3% excise tax on any entity that manufactures or imports medical devices offered for sale in the United States, with limited exceptions (effective January 1, 2013);

•

new requirements to report certain financial arrangements with physicians and others, including reporting any “transfer of value” made or distributed to prescribers and other healthcare providers and reporting any investment interests held by physicians and their immediate family members during each calendar year (beginning in 2012, with reporting starting in 2013);

•	a new requirement to annually report drug samples that manufacturers and distributors provide to physicians (effective April 1, 2012);

•

creation of the Independent Payment Advisory Board which, beginning in 2014, will have authority to recommend certain changes to the Medicare program that could result in reduced payments for items and services (recommendations could have the effect of law even if Congress does not act on the recommendations); and

•

establishment of a Center for Medicare Innovation at the Centers for Medicare & Medicaid Services to test innovative payment and service delivery models to lower Medicare and Medicaid spending, potentially including prescription drug spending, (beginning January 1, 2011).

A number of the provisions of the U.S. Health Reform Law may adversely affect reimbursement for our products. Additionally, the best price requirements with respect to Medicaid rebates have traditionally been a significant consideration with respect to the level of rebates in our Medicare and commercial contracting. The U.S. Health Reform Law’s effects on rebate amounts could adversely impact our future results of operations.

Over the next few years, regulations and guidance implementing the U.S. Health Reform Law as well as additional healthcare reform proposals may have a financial impact on the Company. In addition, the U.S. Health Reform Law requires that, except in certain circumstances, individuals must obtain health insurance beginning in 2014, and it also provides for an expansion of Medicaid coverage in 2014. It is expected that, as a result of these provisions, there will be a substantial increase in the number of Americans with health insurance beginning in 2014, a significant portion of whom will be eligible for Medicaid. We anticipate that this will increase demand for pharmaceutical products overall. However, in view of the many uncertainties, including but not limited to pending litigation challenging the new law and changes in the partisan composition of Congress, we are unable at this time to determine whether and to what extent sales of our prescription pharmaceutical products in the U.S. will be impacted.

We may not be able to realize all of the anticipated benefits of our acquisitions of HealthTronics, Penwest and Qualitest.

The success of our recent acquisitions of HealthTronics and Penwest and the pending Qualitest Acquisition will depend, in large part, on our ability to realize the anticipated benefits and expand our business from integrating aspects of the operations of Endo with aspects of the operations of HealthTronics, Penwest and Qualitest. If we are not able to successfully integrate certain aspects of these companies, the anticipated benefits of the applicable acquisition may not be realized fully or at all or may take longer to realize than expected.

Our consolidated financial statements may be impacted in future periods based on the accuracy of our valuations of each of our acquired businesses.

Accounting for our acquisitions involves complex and subjective valuations of the assets, liabilities, and noncontrolling interests of the acquired entities, which will be recorded in the Company’s consolidated financial statements pursuant to the general accounting rules applicable for business combinations. Differences between the inputs and assumptions used in the valuations and actual results could have a material effect on our consolidated financial statements in future periods.

If HealthTronics is not able to establish or maintain relationships with physicians and hospitals, its ability to successfully commercialize current or future service offerings will be materially harmed.

HealthTronics is dependent on healthcare providers in two respects. First, if physicians and hospitals and other healthcare facilities, which HealthTronics refers to as Customers, determine that HealthTronics’ services are not of sufficiently high quality or reliability, or if its Customers determine that its services are not cost effective, they will not utilize HealthTronics’ services. In addition, any change in the rates of or conditions for reimbursement could substantially reduce (1) the number of procedures for which HealthTronics or its Customers can obtain reimbursement or (2) the amounts reimbursed to HealthTronics or its Customers for services provided by HealthTronics. If third-party payors reduce the amount of their payments to Customers, HealthTronics Customers may seek to reduce their payments to HealthTronics or seek an alternate supplier of services. Because unfavorable reimbursement policies have constricted and may continue to constrict the profit margins of the hospitals and other healthcare facilities which HealthTronics bills directly, HealthTronics may need to lower fees to retain existing customers and attract new ones. These reductions could have a significant adverse effect on revenues and financial results of HealthTronics by decreasing demand for its services or creating downward pricing pressure. Second, physicians generally own equity interests in the HealthTronics’ partnerships. HealthTronics provides a variety of services to the partnerships and, in general, manages the partnerships’ day-to-day affairs. HealthTronics operations could become disrupted, and financial results adversely affected, if these physician partners became dissatisfied with HealthTronics’ services, if these physician partners believe that its competitors or other persons provide higher quality services or a more cost-beneficial model or service, or if HealthTronics became involved in disputes with its partners.

Third party payors could refuse to reimburse healthcare providers for use of HealthTronics’ current or future service offerings and products, which could negatively impact our business, results of operations, financial condition and cash flows.

Third party payors are increasingly attempting to contain healthcare costs by limiting both coverage and the level of reimbursement of medical procedures and treatments. In addition, significant uncertainty exists as to the reimbursement status of newly approved healthcare products. Lithotripsy treatments are reimbursed under various federal and state programs, including Medicare and Medicaid, as well as under private healthcare programs, primarily at fixed rates. Governmental programs are subject to statutory and regulatory changes, administrative rulings, interpretations of policy and governmental funding restrictions, and private programs are subject to policy changes and commercial considerations, all of which may have the effect of decreasing program payments, increasing costs or requiring HealthTronics to modify the way in which it operates the business.

We are subject to health information privacy and security standards that include penalties for noncompliance.

The Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and its implementing regulations impose stringent requirements on “covered entities” (healthcare providers, health plans and healthcare clearinghouses) to safeguard the privacy and security of individually-identifiable health information. Certain of our operations are subject to these requirements, and we believe that we are in compliance with the applicable standards. Penalties for noncompliance with these rules include both criminal and civil penalties. In addition, the Health Information

Technology for Economic and Clinical Health Act (“HITECH”), included in the American Recovery and Reinvestment Act of 2009, expanded federal health information privacy and security protections. Among other things, HITECH makes certain of HIPAA’s privacy and security standards directly applicable to “business associates”—independent contractors or agents of covered entities that receive or obtain protected health information in connection with providing a service on behalf of a covered entity. HITECH also set forth new notification requirements for health data security breaches, increased the civil and criminal penalties that may be imposed against covered entities, business associates and possibly other persons, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce HIPAA and seek attorney’s fees and costs associated with pursuing federal civil actions.

New and proposed federal and state laws and regulatory initiatives relating to various initiatives in healthcare reform (such as improving privacy and the security of patient information and combating healthcare fraud) could require us to expend substantial sums to appropriately respond to and comply with this broad variety of legislation (such as acquiring and implementing new information systems for privacy and security protection), which could negatively impact our business, results of operations, financial condition and cash flows.

Recent legislation and several regulatory initiatives at the state and federal levels address patient privacy concerns. New federal legislation extensively regulates the use and disclosure of individually identifiable health-related information and the security and standardization of electronically maintained or transmitted health-related information. We do not yet know the total financial or other impact of these regulations on us. Continuing compliance with these regulations will likely require us to spend substantial sums, including, but not limited to, purchasing new computer systems, which could negatively impact financial results. Additionally, if we fail to comply with the privacy regulations, we could suffer civil penalties of up to $25,000 per calendar year per standard (with well over fifty standards with which to comply) and criminal penalties with fines of up to $250,000 for willful and knowing violations. In addition, healthcare providers will continue to remain subject to any state laws that are more restrictive than the federal privacy regulations. These privacy laws vary by state and could impose additional penalties.

The provisions of HIPAA criminalize situations that previously were handled exclusively civilly through repayments of overpayments, offsets and fines by creating new federal healthcare fraud crimes. Further, as with the federal laws, general state criminal laws may be used to prosecute healthcare fraud and abuse. We believe that our business arrangements and practices comply with existing healthcare fraud law. However, a violation could subject us to penalties, fines and/or possible exclusion from Medicare or Medicaid. Such sanctions could significantly reduce our financial results.

Future healthcare legislation or other changes in the administration of or interpretation of existing legislation regarding governmental healthcare programs could have an adverse effect on our business and the results of our operations.

We may be required to modify HealthTronics’ agreements, operations, marketing and expansion strategies in response to changes in the statutory and regulatory environment.

We regularly monitor developments in statutes and regulations relating to our business. However, we may be required to modify our agreements, operations, marketing and expansion strategies from time to time in response to changes in the statutory and regulatory environment.

We carefully structure all of our and HealthTronics’ agreements, operations, marketing and strategies, although we can provide no assurance that these arrangements will not be challenged successfully.

HealthTronics could be adversely affected by special risks and requirements related to its medical products manufacturing business.

HealthTronics is subject to various risks and requirements associated with being a medical equipment manufacturer, which could have adverse effects. These include the following:

•

the need to comply with applicable federal Food and Drug Administration and foreign regulations relating to good manufacturing practices and medical device approval requirements, and with state licensing requirements;

•	the need for special non-governmental certifications and registrations regarding product safety, product quality and manufacturing procedures in order to market products in the European Union;

•	potential product liability claims for any defective goods that are distributed; and

•	the need for research and development expenditures to develop or enhance products and compete in the equipment markets.

We are heavily regulated, which poses significant compliance risks for the business and places constraints on business opportunities.

We are subject to various federal and state laws and regulations. Among the applicable federal laws and regulations are the Stark Law, Anti-Kickback Statute, False Claims Act, and Clinical Laboratory Improvement Amendments (“CLIA”) and associated regulations and anti-markup regulations, reassignment regulations, and Medicare usual charge regulations. Among the applicable state laws and regulations are account billing statutes and regulations of various forms (including direct billing, anti-markup, and disclosure statutes and regulations), fee-splitting statutes and regulations, anti-kickback statutes and regulations, self-referral statutes and regulations, lab licensure and certification statutes and regulations, and insurance fraud statutes and regulations. If it is determined that any aspect of our pathology laboratory services business model or any specific pathology laboratory services facility or partnership is not in compliance with any of these laws or regulations, this could threaten our ability to carry on aspects of the business model, the business model in its entirety, or activities relating to one or more facilities or partnerships. Noncompliance could also expose the company to federal or state enforcement actions or other proceedings or private lawsuits or other proceedings against the company. Our obligation to operate the pathology laboratory services unit within the strictures of various applicable federal and state laws and regulations constrains our ability to implement new strategies for generating business opportunities. In the future, additional laws and regulations may arise at the federal or state level in the pathology laboratory services field that may create additional uncertainty, negatively impact results for this unit, or jeopardize the functioning of aspects of the business model, the business model in its entirety, or specific facilities or partnerships.

We are also subject to many environmental, health and safety laws and regulations. Compliance with these laws and regulations can be a significant factor in our business, and we have incurred and expect to continue to incur expenditures to maintain compliance. Moreover, some or all of the environmental laws and regulations to which we are subject could become more stringent or more stringently enforced in the future. Our failure to comply with applicable environmental laws and regulations and permit requirements could result in civil or criminal fines or penalties or enforcement actions, including regulatory or judicial orders enjoining or curtailing operations or requiring corrective measures, installation of pollution control equipment or remedial actions. Additionally, some environmental laws and regulations impose liability and responsibility on present and former owners, operators or users of facilities and sites for environmental contamination at such facilities and sites without regard to causation or knowledge of contamination. We could incur material liabilities under these and other laws and regulations related to environmental protection and safety.

Penwest is dependent on a limited number of suppliers for the gums used in its TIMERx materials.

Penwest’s TIMERx drug delivery systems are based on a hydrophilic matrix combining a heterodispersed mixture primarily composed of two polysaccharides, xanthan gum and locust bean gum, in the presence of dextrose. These gums are also used in Penwest’s Geminex, gastroretentive and SyncroDose drug delivery systems. Penwest purchases these gums from a primary supplier. Penwest has qualified alternate suppliers with respect to such materials, but it can provide no assurance that interruptions in supplies will not occur in the future. TIMERx is the extended-release technology used in Opana® ER. Any interruption in TIMERx supply could have a material adverse effect on our sales of Opana® ER.

Failure to complete the proposed Qualitest Acquisition could negatively impact our stock price and future business and financial results.

There is no assurance that the planned Qualitest Acquisition will occur, and we cannot predict the exact timing of the consummation of the transaction. Consummation of the acquisition is subject to the satisfaction or waiver of various conditions, and we cannot predict whether those conditions will be satisfied or waived. As a result, we cannot assure you that the proposed acquisition will be completed. If the closing conditions for the proposed acquisition set forth in the stock purchase agreement are not satisfied or waived (if permissible under applicable law), or if the transaction is not completed for any other reason, the market value of our securities may decline. The foregoing risks, or other risks arising in connection with the failure of the acquisition, including the diversion of management attention from conducting our business and pursuing other opportunities during the pendency of the acquisition process, may have an adverse effect on our business, operations, financial results and stock price.

Summary consolidated and unaudited pro forma combined condensed and other financial data

The following tables set forth summary consolidated and unaudited pro forma combined condensed and other financial data for the periods ended and as of the dates indicated below.

We have derived the summary consolidated financial data as of December 31, 2008 and 2009 and for each of the years in the three-year period ended December 31, 2009 from our audited consolidated financial statements. We have derived the summary consolidated balance sheet data as of December 31, 2007 from our audited consolidated financial statements as of such date. We have derived the summary historical consolidated financial data as of September 30, 2009 and 2010 and for each of the nine month periods ended September 30, 2009 and 2010 from our unaudited consolidated financial statements, which have been prepared on the same basis as our audited consolidated financial statements. Our results of operations for the nine months ended September 30, 2010 are not necessarily indicative of the results that may be expected for fiscal 2010.

We have derived the summary unaudited pro forma consolidated financial data as of September 30, 2010 and for the twelve-month period ended September 30, 2010 from our unaudited pro forma consolidated financial statements, which, with respect to income statement data, give effect to the Transactions as if they occurred on January 1, 2009 and, with respect to balance sheet data, give effect to the Transactions as if they occurred on September 30, 2010. The summary unaudited pro forma consolidated financial data is for informational purposes only and does not purport to represent what our results of operations would have been if the Transactions had occurred as of those dates or what those results will be for future periods. We cannot assure you that the assumptions used by our management, which they believe are reasonable, for preparation of the summary pro forma consolidated financial data will prove to be correct.

The financial information presented herein reflects the operating results of Indevus from February 23, 2009.

	Pro forma twelve months ended September 30,	Nine months ended September 30,		Year ended December 31,
(in thousands)	2010	2010	2009	2009	2008	2007

Consolidated Statement of Operations Data:
Total Revenues	$1,944,363	$1,205,039	$1,069,435	$1,460,841	$1,260,536	$1,085,608

Cost and Expenses:
Cost of revenues	704,837	335,209	275,385	375,058	267,235	217,369
Selling, general and administrative	591,570	404,402	389,520	534,523	488,063	411,869
Research and development	167,444	105,269	136,612	185,317	110,211	138,255
Impairment of other intangible assets	82,000	13,000	—	69,000	8,083	889
Acquisition-related items	(102,988)	31,315	41,222	(93,081)	—	—
Purchased in-process research and development	—	—	—	—	(530)	—

Operating income	501,500	315,844	226,696	390,024	387,474	317,226

Interest expense (income), net	86,365	32,767	28,213	37,718	(6,107)	(35,426)
Other (income) expense, net	(1,363)	(479)	(1,604)	(3,329)	1,753	(598)
Gain on extinguishment of debt, net	—	—	(4,025)	(4,025)	—	—

Income before income tax	416,498	283,556	204,112	359,660	391,828	353,250
Income tax	102,736	102,269	85,624	93,324	136,492	125,810

Consolidated Net income	$313,762	$181,287	$118,488	$266,336	$255,336	$227,440
Less: Net income attributable to noncontrolling interests	(15,266)	(15,266)	—	—	—	—
Net income attributable to Endo Pharmaceuticals Holdings Inc.	$298,496	$166,021	$118,488	$266,336	$255,336	$227,440

(in thousands):	Pro forma twelve months ended September 30, 2010

Other Financial Data
Adjusted EBITDA(1)	$639,931
Adjusted Cash Interest Expense(2)	48,941
Ratio of Adjusted EBITDA(1) to Adjusted Cash Interest Expense(2)	13.1:1
Ratio of net debt(3) to Adjusted EBITDA(1)	1.3:1
Ratio of Earnings to Fixed Charges(4)	5.6:1

	As of September 30,		As of December 31,
(in thousands)	2010	2009	2009	2008	2007

Consolidated Balance Sheet Data:
Cash and cash equivalents	$774,075	$456,753	$708,462	$775,693	$350,325
Working capital	808,927	569,513	808,401	797,221	668,489
Total assets	2,763,754	2,500,268	2,488,803	1,908,733	1,702,638
Long-term debt	277,719	318,178	322,534	243,150	—
Other long-term obligations, including capitalized leases	195,070	228,571	196,678	71,999	13,390
Stockholders’ equity	$1,689,195	$1,344,117	$1,497,411	$1,207,111	$1,292,290

(1)	Adjusted EBITDA is a non-GAAP financial measure. Adjusted EBITDA represents:

•	operating income, plus;

•	depreciation and amortization; less

•	royalty payments from Allergan for sales in the United States of Sanctura® and Sanctura XR® (such payments were used to secure payments on the non-recourse notes); plus

•	extraordinary or one-time non-cash payments; plus

•	non-cash stock based compensation; plus

•	acquisition-related costs; plus

•	other cash charges; less

•	extraordinary income or gains; less

•	income attributable to non-controlling interests.

We believe that Adjusted EBITDA is a useful tool for investors and other users of our financial statements in assessing our ability to service and/or incur indebtedness, maintain current operating levels of capital assets and acquire additional operations and businesses. We believe that the most directly comparable GAAP measure to Adjusted EBITDA is operating income.

Adjusted EBITDA has limitations as analytical tool, and you should not consider this measure in isolation from, or as a substitute for analysis of, our financial information reported under GAAP. Some of the limitations of Adjusted EBITDA are:

•	it does not reflect cash outlays for capital expenditures or future contractual commitments;

•	it does not reflect changes in, or cash requirements for, working capital;

•	it does not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness;

•	it does not reflect income tax expense or the cash necessary to pay income taxes;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect cash requirements for such replacements; and

•

other companies, including other companies in our industry, may not use Adjusted EBITDA or may calculate Adjusted EBITDA differently than as presented herein, limiting its usefulness as a comparative measure.

Adjusted EBITDA is not a measure of financial condition or profitability under GAAP and should not be considered as alternative to cash flow from operating activities, as a measure of liquidity, or as an alternative to operating income as an indicator of operating performance.

The reconciliation between operating income and Adjusted EBITDA is as follows for the periods indicated:

	Pro forma twelve months ended September 30,	Nine months ended September 30,		Year ended December 31,
(in thousands)	2010	2010	2009	2009	2008	2007

Operating income	$501,500	$315,844	$226,696	$390,024	$387,474	$317,226
Depreciation and amortization	137,406	69,859	56,482	80,381	46,445	17,405

EBITDA	638,906	385,703	283,178	470,405	433,919	334,631
Ledgemont royalty income(a)	(15,500)	(8,900)	(6,200)	(12,800)	—	—
Non-cash payments(b)	82,200	13,200	—	69,000	12,150	889
Non-cash stock based compensation	24,370	16,753	14,626	19,584	16,934	13,928
Acquisition related costs(c)	36,763	32,844	35,000	38,919	—	—
other cash charges(d)	8,982	—	(1,100)	2,378	16,375	—
extraordinary income or gains(e)	(135,790)	(1,500)	6,200	(128,090)	—	—

Adjusted EBITDA	$639,931	$438,100	$331,704	$459,396	$479,378	$349,448

(a)	Represents royalty payments from Allergan for sales in the United States of Sanctura® and Sanctura XR®

(b)	Represents impairment of long-lived assets.

(c)	Represents costs incurred in connection with the Indevus, HealthTronics and Penwest acquisitions.

(d)	Represents restructuring and other one-time, non-recurring cash payments, net of income attributable to non-controlling interests.

(e)	Represents change in fair value of contingent consideration related to the acquisition of Indevus.

(2)	Adjusted Cash Interest Expense represents cash paid for interest expense adjusted to give effect to the Transactions as if they had occurred on January 1, 2009, excluding amortization of debt issuance costs, amortization of the discount associated with our Convertible Notes (as defined herein) and interest expense related to the Non-recourse Notes (as defined herein), which were retired in November 2010. We believe that Adjusted Cash Interest Expense is a useful tool for investors and other users of our financial statements in assessing our ability to service indebtedness. Adjusted Cash Interest Expense is not a measure of our actual interest expense under GAAP after the Transactions are consummated and should not be considered as an alternative to interest expense. Adjusted Cash Interest Expense has limitations as an analytical tool because it does not reflect the actual interest rates on the indebtedness to be incurred in connection with the Transactions, which could vary materially from the assumed interest rates used to calculate Adjusted Cash Interest Expense. Interest expense, net of $86.4 million can be reconciled to Adjusted Cash Interest Expense of $48.9 million by subtracting interest expense on the Non-recourse Notes of $9.8 million, amortization of the discount associated with our Convertible Notes of $17.3 million and amortization of debt issuance costs of $12.0 million, including $4.6 million for the new financing, offset by interest income of $1.6 million.

(3)	Net debt represents total debt, excluding the Ledgemont non-recourse notes and certain short-term and other long-term debt related to HealthTronics, of $1,179.5 million, less cash and marketable securities of $338.7 million.

(4)	For the purposes of this summary, the ratio of earnings to fixed charges was calculated by dividing earnings by total fixed charges. Earnings consist of pretax income less income or loss from equity investees plus fixed charges. Fixed charges consist of interest expense on all indebtedness and a portion of rental expense estimated by management to be the interest component of such rentals.

Unaudited pro forma combined condensed financial information

The unaudited pro forma combined condensed balance sheet as of September 30, 2010 gives effect to the Qualitest Acquisition as if it had been consummated on September 30, 2010 and includes adjustments that give effect to events that are directly attributable to the Qualitest Acquisition, including the anticipated borrowings under our New Credit Facility and the notes, and that are factually supportable. The unaudited pro forma combined condensed statements of operations for the year ended December 31, 2009, the twelve months ended September 30, 2010, and for the nine months ended September 30, 2009 and September 30, 2010 give effect to the Qualitest Acquisition as if it had been consummated on January 1, 2009 and include adjustments that give effect to events that are directly attributable to the Qualitest Acquisition, including the anticipated borrowings under our New Credit Facility and the notes, are expected to have a continuing impact, and that are factually supportable. The notes to the unaudited pro forma combined condensed financial information describe the pro forma amounts and adjustments presented below.

The pro forma adjustments reflecting the consummation of the Qualitest Acquisition are based upon the acquisition method of accounting in accordance with GAAP and upon the assumptions set forth in the notes included in this section. The unaudited pro forma combined condensed balance sheet has been adjusted to reflect the preliminary allocation of the estimated purchase price to identifiable net assets acquired and of the excess purchase price to goodwill. The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. In addition, the estimated purchase price itself is preliminary and will be adjusted based upon the cash on hand, working capital, outstanding debt and transaction expenses as defined within the stock purchase agreement relating to the Qualitest Acquisition. Accordingly, the final purchase accounting adjustments may be materially different from the preliminary pro forma adjustments included in this section. Certain fees associated with the Qualitest Acquisition that will be incurred by Qualitest, such as fees for legal and financial services and amounts payable in connection with change in control provisions for applicable employees, are not reflected in these unaudited pro forma combined condensed statement of operations. This unaudited pro forma combined condensed financial information should be read in conjunction with the accompanying notes and the historical financial statements, including the footnotes thereto, of Endo and Qualitest.

The unaudited pro forma combined condensed financial statements are presented for informational purposes only and do not reflect future events that may occur after the Qualitest Acquisition, or any operating efficiencies or inefficiencies that may result from the Qualitest Acquisition. Therefore, the unaudited pro forma combined condensed financial information is not necessarily indicative of results that would have been achieved had the businesses been combined during the periods presented or the results that we will experience after the Qualitest Acquisition is consummated. In addition, the preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are preliminary and have been made solely for purposes of developing this unaudited pro forma combined condensed financial information. Actual results could differ, perhaps materially, from these estimates and assumptions.

Endo Pharmaceuticals Holdings Inc.

Unaudited pro forma combined condensed balance sheet

As of September 30, 2010

(In thousands)

	Endo historical	Qualitest historical	Pro forma adjustments		Pro forma

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$774,075	$10,770	$(468,569)	(a)	$316,276
Marketable securities	250	—	—		250
Accounts receivable, net	419,120	69,522	26,263	(c)	514,905
Inventories	94,792	83,052	16,948	(b)	194,792
Prepaid expenses and other current assets	19,044	857	—		19,901
Deferred income taxes	103,416	—	55,569	(h)	158,985

Total current assets	1,410,697	164,201	(369,789)		1,205,109

MARKETABLE SECURITIES	22,182	—	—		22,182
PROPERTY AND EQUIPMENT, Net	74,985	104,705	12,561	(d)	192,251
GOODWILL	492,656	237,484	(30,902)	(m)	699,238
OTHER INTANGIBLES, Net	719,795	154,396	770,604	(e)	1,644,795
OTHER ASSETS	43,439	20	—		43,459

TOTAL ASSETS	$2,763,754	$660,806	$382,474		$3,807,034

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$157,781	$24,430	$—		$182,211
Accrued expenses	375,409	34,703	(9,557)	(g)	426,818
			26,263	(c)
Nonrecourse notes and other short-term debt	64,563	—	—		64,563
Income taxes payable	4,017	—	—		4,017

Total current liabilities	601,770	59,133	16,706		677,609

DEFERRED INCOME TAXES	23,357	17,529	206,851	(h)	247,737
ACQUISITION-RELATED CONTINGENT CONSIDERATION	60,620	—	—		60,620
CONVERTIBLE SENIOR SUBORDINATED NOTES DUE 2015	274,078	—	—		274,078
OTHER LONG-TERM DEBT	3,641	393,795	381,705	(f)	779,141
OTHER LIABILITIES	111,093	—	17,500	(n)	128,593

STOCKHOLDERS’ EQUITY:
Preferred Stock, $0.01 par value; 40,000,000 shares authorized; none issued	—	—	—		—
Common Stock, $0.01 par value; 350,000,000 shares authorized; 135,782,556 and shares issued; 115,530,534 outstanding	1,358	—	—		1,358
Additional paid-in capital	841,568	477,161	(477,161)	(i)	841,568
Retained earnings	1,271,313	(277,255)	227,316	(i)	1,221,374
Accumulated other comprehensive loss	(1,943)	(9,557)	9,557	(i)	(1,943)
Treasury stock, 20,252,022 shares	(483,790)	—	—		(483,790)

Total Endo Pharmaceuticals Holdings Inc. stockholders’ equity	1,628,506	190,349	(240,288)	(i)	1,578,567
Noncontrolling interests	60,689	—	—		60,689
Total stockholders’ equity	1,689,195	190,349	(240,288)	(i)	1,639,256

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,763,754	$660,806	$382,474		$3,807,034

See notes to unaudited pro forma combined condensed financial statements

Endo Pharmaceuticals Holdings Inc.

Unaudited pro forma combined condensed statement of operations

Year ended December 31, 2009

(In thousands except per share data)

	Endo historical	Qualitest historical	Pro forma adjustments		Pro forma

REVENUES:
Net sales	$1,451,577	$308,721	$—		$1,760,298
Device, service and other revenues	9,264	—	—		9,264

TOTAL REVENUES	1,460,841	308,721	—		1,769,562
COSTS AND EXPENSES:
Cost of revenues	375,058	208,347	26,452	(j)	618,185
			8,328	(c)
Selling, general and administrative	534,523	45,857	(8,328)	(c)	572,052
Research and development	185,317	12,030	—		197,347
Impairment of other intangible assets	69,000	—	—		69,000
Other operating income	—	(18,657)	18,657	(c)	—
Acquisition-related items	(93,081)	—	—		(93,081)

OPERATING INCOME	390,024	61,144	(45,109)		406,059

INTEREST EXPENSE, NET	37,718	34,077	11,723	(k)	83,518
OTHER INCOME, NET	(3,329)	—	(18,657)	(c)	(21,986)
GAIN ON EXTINGUISHMENT OF DEBT, NET	(4,025)	—	—		(4,025)

INCOME BEFORE INCOME TAX	359,660	27,067	(38,175)		348,552
INCOME TAX	93,324	6,535	(9,124)	(l)	90,735

CONSOLIDATED NET INCOME	266,336	20,532	(29,051)		257,817
Less: Discontinued operations	—	(2,105)	2,105	(o)	—
NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$266,336	$18,427	$(26,946)		$257,817

NET INCOME PER SHARE ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	$2.27				$2.20
Diluted	$2.27				$2.19

WEIGHTED AVERAGE SHARES ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	117,112				117,112
Diluted	117,515				117,515

See notes to unaudited pro forma combined condensed financial statements

Endo Pharmaceuticals Holdings Inc.

Unaudited pro forma combined condensed statement of operations

Twelve months ended September 30, 2010

(In thousands except per share data)

	Endo historical	Qualitest historical	Pro forma adjustments		Pro forma

REVENUES:
Net sales	$1,532,339	$347,918	$—		$1,880,257
Device, service and other revenues	64,106	—	—		64,106

TOTAL REVENUES	1,596,445	347,918	—		1,944,363

COSTS AND EXPENSES:
Cost of revenues	434,882	235,176	26,302	(j)	704,837
			8,477	(c)
Selling, general and administrative	549,405	50,642	(8,477)	(c)	591,570
Research and development	153,974	13,470	—		167,444
Impairment of other intangible assets	82,000	—	—		82,000
Other operating income	—	841	(841)	(c)	—
Acquisition-related items	(102,988)	—	—		(102,988)

OPERATING INCOME	479,172	47,789	(25,461)		501,500

INTEREST EXPENSE, NET	42,272	31,191	12,902	(k)	86,365
OTHER INCOME, NET	(2,204)	—	841	(c)	(1,363)
GAIN ON EXTINGUISHMENT OF DEBT, NET	—	—	—		—

INCOME BEFORE INCOME TAX	439,104	16,598	(39,204)		416,498
INCOME TAX	109,969	6,038	(13,271)	(l)	102,736

CONSOLIDATED NET INCOME	329,135	10,560	(25,933)		313,762
Less: Net income attributable to noncontrolling interests	(15,266)	—	—	(o)	(15,266)
Less: Discontinued operations	—	(2,016)	2,016	(o)	—
NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$313,869	$8,544	$(23,917)		$298,496

NET INCOME PER SHARE ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	$2.69				$2.56
Diluted	$2.68				$2.55

WEIGHTED AVERAGE SHARES ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	116,534				116,534
Diluted	117,287				117,287

See notes to unaudited pro forma combined condensed financial statements

Endo Pharmaceuticals Holdings Inc.

Unaudited pro forma combined condensed statement of operations

Nine months ended September 30, 2010

(In thousands except per share data)

	Endo historical	Qualitest historical	Pro forma adjustments		Pro forma

REVENUES:
Net sales	$1,143,734	$264,953	$—		$1,408,687
Device, service and other revenues	61,305	—	—		61,305

TOTAL REVENUES	1,205,039	264,953	—		1,469,992

COSTS AND EXPENSES:
Cost of revenues	335,209	176,776	19,837	(j)	538,069
			6,247	(c)
Selling, general and administrative	404,402	38,718	(6,247)	(c)	436,873
Research and development	105,269	9,332	—		114,601
Impairment of other intangible assets	13,000	—	—		13,000
Other operating expense	—	613	(613)	(c)	—
Acquisition-related items	31,315	—	—		31,315

OPERATING INCOME	315,844	39,514	(19,224)		336,134

INTEREST EXPENSE, NET	32,767	23,217	10,090	(k)	66,074
OTHER (INCOME) EXPENSE, NET	(479)	—	613	(c)	134

INCOME BEFORE INCOME TAX	283,556	16,297	(29,927)		269,926
INCOME TAX	102,269	4,107	(8,199)	(l)	98,177

CONSOLIDATED NET INCOME	$181,287	$12,190	$(21,728)		$171,749
Less: Net income attributable to noncontrolling interests	(15,266)	—	—		(15,266)
Less: Discontinued operations	—	89	(89)	(o)	—
NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$166,021	$12,279	$(21,817)		$156,483

NET INCOME PER SHARE ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	$1.43				$1.35
Diluted	$1.42				$1.34

WEIGHTED AVERAGE SHARES ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	116,292				116,292
Diluted	117,096				117,096

See notes to unaudited pro forma combined condensed financial statements

Endo Pharmaceuticals Holdings Inc.

Unaudited pro forma combined condensed statement of operations

Nine months ended September 30, 2009

(In thousands except per share data)

	Endo historical	Qualitest historical	Pro forma adjustments		Pro forma

REVENUES:
Net sales	$1,062,972	$225,756	$—		$1,288,728
Device, service and other revenues	6,463	—	—		6,463

TOTAL REVENUES	1,069,435	225,756	—		1,295,191

COSTS AND EXPENSES:
Cost of revenues	275,385	149,947	19,987	(j)	451,417
			6,098	(c)
Selling, general and administrative	389,520	33,933	(6,098)	(c)	417,355
Research and development	136,612	7,892	—		144,504
Other operating income	—	(18,885)	18,885	(c)	—
Acquisition-related items	41,222	—	—		41,222

OPERATING INCOME	226,696	52,869	(38,872)		240,693

INTEREST EXPENSE, NET	28,213	26,103	8,911	(k)	63,227
OTHER INCOME, NET	(1,604)	—	(18,885)	(c)	(20,489)
GAIN ON EXTINGUISHMENT OF DEBT, NET	(4,025)	—	—		(4,025)

INCOME BEFORE INCOME TAX	204,112	26,766	(28,898)		201,980
INCOME TAX	85,624	4,604	(4,052)	(l)	86,176

NET INCOME ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.	$118,488	$22,162	$(24,846)		$115,804

NET INCOME PER SHARE ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	$1.01				$0.99
Diluted	$1.01				$0.99

WEIGHTED AVERAGE SHARES ATTRIBUTABLE TO ENDO PHARMACEUTICALS HOLDINGS INC.:
Basic	117,062				117,062
Diluted	117,401				117,401

See notes to unaudited pro forma combined condensed financial statements

Endo Pharmaceuticals Holdings Inc.

Notes to pro forma combined condensed financial statements (Unaudited)

Note 1: Basis of pro forma presentation

The accompanying unaudited pro forma combined condensed balance sheet combines the our consolidated balance sheet as of September 30, 2010 with the consolidated balance sheet of Qualitest as of September 30, 2010. The unaudited pro forma combined condensed statement of operations for the year ended December 31, 2009 combines the twelve months ended December 31, 2009 for Endo with the twelve months ended December 31, 2009 for Qualitest. The unaudited pro forma combined condensed statement of operations for the twelve months ended September 30, 2010 combines the twelve months ended September 30, 2010 for Endo with the twelve months ended September 30, 2010 for Qualitest. The unaudited pro forma combined condensed statement of operations for the nine months ended September 30, 2010 and 2009 combines the nine months ended September 30, 2010 and 2009 for Endo with the nine months ended September 30, 2010 and 2009 for Qualitest. The unaudited pro forma combined condensed statement of operations for both the nine months ended 2010 and 2009 do not reflect the pro forma acquisition effects of HealthTronics or Penwest as if they were combined from January 1, 2009. HealthTronics and Penwest are included in the actual results for the nine months ended September 30, 2010 from their respective acquisition dates of July 2, 2010 and September 20, 2010, respectively. Also, these acquisitions were presented within the pro forma combined condensed balance sheet as they were majority owned subsidiaries as of September 30, 2010.

The pro forma statements of operations data do not reflect the non-recurring expenses that we expect to incur in connection with the Qualitest transaction, including approximately $63.3 million relating to fees to investment bankers, attorneys, accountants and other professional advisors and other transaction-related costs that will not be capitalized. Additionally, the pro forma statements of operations data do not reflect the effects of all anticipated cost savings and any related non-recurring costs to achieve those cost savings.

(a) The estimated purchase price of Qualitest consists of the following items (in thousands):

Purchase price table

	Amounts	Note reference

Purchase price (before adjustment)	$1,200,000	(1)

Plus:
Cash on balance sheet	10,770	(2)
Tax benefit advance	10,000	(3)

Less:
Company transaction expenses	(40,000)	(4)
Outstanding debt	(393,795)	(5)
Interest rate swap	(9,557)	(5)

TOTAL ESTIMATED PURCHASE PRICE	$777,418

(1)	Represents gross purchase price before adjustments. In addition, amount includes $100.0 million which will fund the Indemnity Escrow Fund to be utilized for purposes defined within the Stock Purchase Agreement.

(2)	Amount represents cash on hand of Qualitest as of September 30, 2010.

(3)	As defined within the Stock Purchase Agreement, means an amount equal to $10.0 million.

(4)	Represents an estimate of anticipated cash transaction costs incurred on behalf of Qualitest which will be paid by us upon the closing date of the Qualitest Acquisition and funded as part of the overall purchase price.

(5)	Represents the outstanding debt of Qualitest as of September 30, 2010 and associated interest rate swap which will be paid by us upon the closing date of the Qualitest Acquisition and funded as part of the overall purchase price.

(b) Assuming an acquisition date of September 30, 2010, the purchase price of Qualitest will be allocated to the following assets and liabilities (in thousands):

Purchase price allocation table

As of September 30, 2010

Cash and cash equivalents	$10,770
Accounts receivable	68,217
Other receivables	1,304
Inventories	100,000
Prepaid expenses and other current assets	878
Deferred income taxes	143,274
Property and equipment	117,267
Other intangible assets	925,000

Total identifiable assets	1,366,710

Accounts payable	24,430
Accrued expenses	34,703
Other liabilities	17,500
Deferred income taxes	325,446
Other liabilities	393,795

Total liabilities assumed	795,874

Net identifiable assets acquired	570,836
Goodwill	206,582

Net assets acquired	$777,418

The above estimated fair values of assets acquired and liabilities assumed are provisional and are based on the information that was available to estimate the fair value of assets acquired and liabilities assumed. We believe that this information provides a reasonable basis for estimating the fair values but we are waiting for additional information necessary to finalize those amounts. Thus, the provisional measurements of fair value reflected are subject to change. Such changes could be significant. We expect to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the closing date of the pending Qualitest Acquisition.

An allocation of an increased portion of the purchase price to inventory, property, plant and equipment, other noncurrent assets or to identifiable intangible assets will reduce the amount of the purchase price allocated to goodwill in the unaudited combined condensed financial information, and may result in increased depreciation and/or amortization expense.

The acquired finite-lived intangible assets are being amortized over the estimated useful life in proportion to the economic benefits consumed, which for purposes of this presentation is approximated by using the straight-line method.

Note 2: Pro forma adjustments

(a)	The adjustment to the cash balances reflects the following:

Amounts

Debt proceeds(1)	$800,000
Total estimated purchase price(2)	$($777,418)
Repayment of existing Qualitest debt, including interest rate swap(1)	$(403,351)
Cash transaction costs(3)	$(63,300)
Debt issuance costs(4)	$(24,500)

Total Net Change	$(468,569)

(1)	the issuance of $800.0 million in additional debt which will be used to partially fund (a) the purchase price and (b) the repayment of $403.4 million of Qualitest debt and the associated interest rate swap;

(2)	the estimated payment of $777.4 million in cash for the consideration to seller for the Qualitest Acquisition and funding of the Escrow amount;

(3)	the payment of $63.3 million of estimated direct transaction costs of Endo associated with the Qualitest Acquisition;

(4)	the payment of $24.5 million of estimated debt issuance costs for both the Term Loan and the notes as well as the New Revolving Credit Facility;

(b)	Reflects adjustment to record Qualitest’s finished goods and work-in-process inventory at its estimated selling price less the sum of costs of disposal and a reasonable profit allowance for our selling effort (plus costs to complete for work-in-process inventory). Raw material inventory has been valued at current replacement cost, which approximated Qualitest’s carrying value. As we sell the acquired inventory, its cost of sales will reflect the increased valuation of the Qualitest’s inventory, which will reduce our gross margins until such inventory is sold. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

(c)	Reflects reclassification adjustments to the historical consolidated financial statements of Qualitest to conform to the financial statement classification and presentation that will be used by us to prepare our consolidated financial statements subsequent to the Qualitest Acquisition. Upon completion of the Qualitest Acquisition, further reclassification adjustments may be necessary.

(d)	Reflects an adjustment to record Qualitest’s property, plant and equipment to be used at current replacement cost for similar capacity (resulting in a combined increase to property, plant and equipment of $12.6 million). Our adjustment to property, plant and equipment equals approximately 50% of Qualitest’s historical accumulated depreciation. Based on the maturity of the assets in use, and the consideration of replacement cost of the assets in use, we used the historical gross book value rather than the net book value in the calculation of the fair value adjustment to property, plant and equipment. We believe that the use of the historical gross book value as a basis for our purchase price adjustment is a reasonable estimate of the values that will be recorded when the third party valuations are performed at a future date. Our assumptions as to the value of the Qualitest property, plant and equipment may change as we determine the final valuation upon completion of the stock acquisition. For purposes of depreciation, we have assumed a weighted-average useful life of 15 years. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

(e)	For the purpose of preparing the unaudited pro forma combined condensed financial information, the total estimated purchase price is allocated to the Qualitest net tangible and intangible assets acquired and liabilities assumed based on their estimated values as of January 1, 2009. A preliminary estimate of $700 million and $225 million has been allocated to finite-lived and indefinite-lived intangible assets acquired, respectively, consisting of developed technology and in process research and development (“IPR&D”). Amortization related to the value of finite-lived intangible assets, taken over an assumed average life of approximately 20 years for developed technology are reflected as pro forma adjustments to the unaudited pro forma combined condensed statements of operations.

The fair values of the IPR&D assets and developed technology assets were estimated using an income approach. Under this method, an intangible asset’s fair value is equal to the present value of the incremental after-tax cash flows (excess earnings) attributable solely to the intangible asset over its remaining useful life. To calculate fair value, we used probability-weighted cash flows discounted at rates considered appropriate given the inherent risks associated with the asset. We believe that the level and timing of cash flows appropriately reflect market participant assumptions. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

(f)	The adjustment consists of the following components (in thousands):

Amounts

Endo’s borrowing related to the Qualitest Acquisition:
Term Loan	$400,000
Notes	$400,000
Qualitest debt repayment	$(393,795)
Debt issuance costs incurred	$(24,500)

Total Net Change	$381,705

The above table assumes that certain Qualitest instruments will be settled upon the closing of the Qualitest Acquisition. We expect to pay approximately $24.5 million in fees to borrow the $800.0 million as well as increase the size and extend the term of the New Credit Facility. Accordingly, such fees are presented as a contra-liability in Other Long-term Debt in the unaudited pro forma combined condensed balance sheet. Deferred debt issuance costs will be amortized over the life of the related debt instrument, which ranges from 5 to 10 years. The amortization of debt issuance costs is reflected as a pro forma adjustment to the unaudited pro forma combined condensed statement of operations. See note 2(k) for additional information.

(g)	Reflects the payment to terminate Qualitest’s interest rate swaps under contractual change in control provisions included in the agreements governing these swaps. The change in control provisions require settlement of these instruments upon a qualifying merger. For purposes of this pro forma disclosure, it is assumed that this swap will be settled in cash in conjunction with the change of control provisions contained in the existing contractual agreement.

(h)

Represents the estimated deferred income tax liability resulting from the purchase price allocation adjustments made to the acquired assets and liabilities of Qualitest, excluding goodwill. Also includes the elimination of the deferred income tax liability associated with tax deductable goodwill previously recorded by Qualitest. The estimated income tax rates are based on the applicable enacted statutory tax rates as of the assumed acquisition date and appropriately reflect certain Endo and Qualitest basis differences that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. Deferred taxes are recognized for the temporary differences between assigned values in the purchase price allocation and the carryover tax basis of assets acquired and liabilities assumed, using an estimated income tax rate of approximately 39.8%.

Within the net deferred tax liability adjustment includes the estimated deferred tax assets associated with Qualitest which we believe will be utilized and are supportable as of September 30, 2010. Historically, Qualitest has provided a valuation allowance on these amounts due to the lack of sufficient sources of income per the applicable Income Tax accounting guidance. Further, the amount reflected in the current deferred tax asset of $55.6 million relates to those assets which are expected to reverse within the next twelve months. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

(i)	Reflects the elimination of Qualitest’s shareholders’ equity of $190.3 million. Additionally, amounts reflect the estimated impacts of the transaction costs which will be expensed as incurred under the applicable business combination guidance. The offset has been reflected as a reduction in cash as disclosed in Note 2(a).

(j)	Represents the estimate of the increase in amortization expense associated with the adjustment to the Qualitest’s finite-lived intangible assets.

The increase in amortization expense is based on a preliminary allocation of purchase price to certain finite-lived intangible assets acquired and is recorded in Cost of revenues, which is consistent with our historical caption presentation of this expense. For purposes of the amortization adjustment, we consider the useful lives of the developed technology to be 16 to 21 years. The determination of the useful lives is based upon various accounting studies, historical acquisition experience, economic factors, and future expected cash flows.

(k)	This adjustment reflects the incremental interest expense effect of the debt associated with the unaudited pro forma combined condensed balance sheet associated with the expected borrowings under the New Credit Facility and the notes utilized to fund (a) the purchase price and (b) an estimate of our transaction costs directly associated with the Qualitest Acquisition ($63.3 million).

Additionally, the adjustment relates to the amortization of debt issuance costs incurred in connection with our $800.0 million in additional borrowings and the increase in the size and extension of the terms of our New Credit Facility as discussed in Note 2(f). Debt issuance costs are amortized over the life of the related debt instrument, which ranges from five to ten years.

The incremental adjustment consists of the following components (in millions):

Annual interest expense

New indebtedness and commitment fees(1)	$42.1
Debt Issuance Amortization	4.6

Total interest expense adjustment	$46.7

(1)	Represents (i) indebtedness of $800.0 million under the Term Loan and the notes and (ii) our estimated commitment fee and the assumption that no amounts have been drawn on the up to $500.0 million available to us under the New Revolving Credit Facility.

The net adjustments for year ended December 31, 2009, the twelve months ended September 30, 2010, and the nine months ended September 30, 2010 and 2009 consists of the following components (in thousands):

	Year ended December 31, 2009	Twelve months ended September 30, 2010	Nine months ended September 30, 2010	Nine months ended September 30, 2009

Total incremental interest expense	$46,685	$46,685	$35,014	$35,014
Actual Qualitest interest expense	(34,077)	(31,191)	(23,217)	(26,103)
Actual Endo interest expense(1)	(885)	(2,592)	(1,707)	—

Total interest expense adjustment, net	$11,723	$12,902	$10,090	$8,911

(1)	Represents historical commitment fee and amortization expense incurred for our Existing Credit Facility.

(l)	For purposes of these unaudited pro forma combined condensed financial statements, estimated income tax rates of approximately 39.8% and 35.8% for Qualitest and Endo, respectively, have been used for the pro forma adjustments for the year ended December 31, 2009, the twelve months ended September 30, 2010, and nine-month periods ended September 30, 2009 and 2010, respectively. The estimated income tax rates are based on the applicable enacted statutory tax rates for the periods referenced above and appropriately reflect certain Endo and Qualitest basis differences that will not result in taxable or deductible amounts in future years when the related financial reporting asset or liability will be recovered or settled. These rates are estimates and do not take into account future income tax strategies that may be applied to the consolidated entity.

(m)	Represents the net adjustment to goodwill resulting from the proposed Qualitest Acquisition. For further detailed information on the related calculation associated with each component, see the purchase price table in Note 1(a) and the allocation of the purchase price in Note 1(b).

(n)	As part of a pre-existing contractual arrangement associated with Qualitest’s acquisition of Barrage in December 2008, we have assumed certain contingent consideration liabilities to Teva Pharmaceuticals relating to approval and launch of certain IPR&D products. In accordance with the applicable business combination accounting guidance, this reflects the preliminary fair value associated with these contingent payments. These provisional measurements of fair value reflected are subject to change. Such changes could be significant.

(o)	Adjustment relates to the elimination of pre-existing discontinued operations of the legacy Qualitest business.

Generics International (US), Inc. and Subsidiaries

Consolidated Financial Statements

Year Ended December 31, 2009

Report of Independent Auditors

The Board of Directors

Generics International (US), Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Generics International (US), Inc. and Subsidiaries (the “Company”) as of December 31, 2009 and the related consolidated statement of operations, changes in stockholder’s equity and cash flows for the year ended December 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company’s internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Generics International (US), Inc. and Subsidiaries as of December 31, 2009 and the related consolidated statements of operations and cash flows for the year ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

March 26, 2010

Metro Park, New Jersey

2

Generics International (US), Inc. and Subsidiaries

Consolidated Balance Sheet

As of December 31, 2009

2009
Assets
Current assets:
Cash and cash equivalents	$8,047,157
Trade accounts receivables—net	48,036,440
Other receivables	1,806,107
Inventories—net	72,933,454
Prepaid expenses and other current assets	841,138

Total current assets	131,664,296

Property and equipment—net	106,857,798
Intangible assets—net	160,594,256
Goodwill	237,483,545

Total assets	$636,599,895

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$18,751,621
Accrued returns allowance	8,605,336
Other accrued expenses	20,429,788
Discontinued operations	837,743

Total current liabilities	48,624,488

Long term debt	399,795,000
Deferred taxes	13,551,931

Commitments and contingencies (Note 13)

Common stock 1,000 shares at $0.01 par value authorized, issued and outstanding	10
Additional paid in capital	477,160,540
Accumulated deficit	(289,533,176)
Accumulated other comprehensive loss	(12,998,898)

Total stockholder’s equity	174,628,476

Total liabilities and stockholder’s equity	$636,599,895

See notes to accompanying consolidated financial statements

3

Generics International (US), Inc. and Subsidiaries

Consolidated Statement of Operations

For the Year Ended December 31, 2009

2009
Net sales	$308,720,555
Cost of goods sold	208,346,522
Selling, general, and administrative	45,856,557
Research and development	12,029,506
Other operating income	18,656,466

Operating income	61,144,436
Interest income	63,889
Interest expense	(34,140,977)

Pretax income from continued operations	27,067,348
Provision for taxes	6,535,498

Income (loss) from continued operations	20,531,850
Discontinued operations	2,104,620

Net income	$18,427,230

See notes to accompanying consolidated financial statements

4

Generics International (US), Inc. and Subsidiaries

Consolidated Statement of Changes in Stockholder’s Equity

For the Year Ended December 31, 2009

	Common Stock Shares	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Comprehensive Income (Loss)	Total
Balance—December 31, 2008	1,000	$10	$477,160,540	$(307,960,406)	$(18,733,600)		$150,466,544

Comprehensive income (loss):
Net income				18,427,230		$18,427,230	18,427,230

Change in unrealized loss on derivatives, net of tax					5,734,702	5,734,702	5,734,702

Total comprehensive loss						$24,161,932

Balance—December 31, 2009	1,000	$10	$477,160,540	$(289,533,176)	$(12,998,898)		$174,628,476

See notes to accompanying consolidated financial statements

5

Generics International (US), Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For the Year Ended December 31, 2009

2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$18,427,230
Adjustments to reconcile net income (used in) to net cash provided by operating activities:
Depreciation and amortization	17,159,244
Stock based compensation	269,325
Deferred taxes	6,535,498
Changes in assets and liabilites which provided (used) cash:
Trade accounts receivable—net	(3,099,854)
Other receivables	1,233,403
Inventories—net	(8,161,134)
Prepaid expenses and other current assets	(99,805)
Accounts payable	(9,396,227)
Accrued returns allowance	1,993,221
Other accrued expenses	604,917

Net cash provided by operating activities	25,465,818

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(11,401,720)

Net cash used in investing activities	(11,401,720)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	15,000,000
Principal payments of long-term debt	(36,055,000)

Net cash used in financing activities	(21,055,000)

NET DECREASE IN CASH AND CASH EQUIVALENTS	(6,990,902)

CASH AND CASH EQUIVALENTS—Beginning of year	15,038,059

CASH AND CASH EQUIVALENTS—End of year	$8,047,157

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid during the period for interest	$34,140,977

See notes to accompanying consolidated financial statements

6

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements

Year Ended December 31, 2009

1. Nature of Operations and Basis of Presentation

Generics International (US), Inc. (the “Company”), through its wholly owned subsidiaries Generics Bidco I DBA Qualitest Pharmaceuticals, Inc. and Generics Bidco II DBA Vintage Pharmaceuticals, Quartz Specialty Pharmaceuticals, and Generics Bidco III, is a manufacturer and distributor of generic drugs throughout the U.S. The Company sells to wholesalers, as well as, directly to chain pharmacies and individual pharmacies. It has one distribution and two manufacturing facilities located in Huntsville, Alabama and a manufacturing facility in Charlotte, North Carolina.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The Company’s consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). The consolidated financial statements include Generics International (US), Inc. and its subsidiaries listed in Note 1. All subsidiaries have been consolidated, and all significant intercompany items have been eliminated.

Accounting Estimates

Management is required to make certain estimates and assumptions in order to prepare consolidated financial statements in conformity with generally accepted accounting principles. Such estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The Company’s most significant estimates relate to the determination of sales returns and allowances for accounts receivable and accrued liabilities, valuation of inventory balances, the determination of useful lives for intangible assets and the assessment of expected cash flows used in evaluating goodwill and other long-lived assets for impairment. The estimation process required to prepare the Company’s consolidated financial statements requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain. Actual results could differ materially from those estimates.

7

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, product delivery has occurred, title has passed, the price is fixed or determinable and collection is reasonably assured. Revenues are recorded net of provisions for sales discounts and returns, which are established at the time of sale. Accruals for sales discounts and allowances are reflected as a direct reduction to accounts receivable and accruals for returns are recorded as a liability.

The Company establishes accruals for returns, chargebacks, sales volume rebates, cash discounts, and Medicaid rebate obligations in the same period it recognizes the related sales. These accruals reduce revenues and, with the exception of returns, are treated as a reduction of trade receivables. Returns are usually related to expired product and are recorded as a liability. At the time a rebate or chargeback payment is made or a product return is received, which occurs with a delay after the related sale, the Company records a reduction to the contra accounts receivable or returns reserve at the end of each quarter. Due to estimates and assumptions inherent in determining the amount of returns, chargebacks and rebates, the actual amount of product returns and claims for chargebacks and rebates may differ from the Company’s estimates.

The Company’s product returns accrual is primarily based on estimates of future product returns over the period customers have a right of return, which is in turn based in part on estimates of the remaining shelf-life of products when sold to customers. Future product returns are estimated primarily based on historical sales and return rates. The Company estimates its chargeback accrual based on its estimates of the level of inventory of its products in the distribution channel that remain subject to chargebacks and historical chargeback rates. The estimate of the level of products in the distribution channel is based primarily on data provided by three key wholesalers. The Company estimates its Medicaid rebate accruals based on monthly sales, historical rates, and estimated lag time of the rebate request. The Company’s sales volume rebate accrual is based on actual net sales and the rebate rate for each individual customer. The Company’s accruals for returns, chargebacks and rebates are adjusted as appropriate for specific known developments that may result in a change in its product returns or its rebate and chargeback obligations.

8

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash in banks, commercial paper and deposits with financial institutions that can be liquidated without prior notice or penalty. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount net of allowance for doubtful accounts and other sales allowances and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Management determines the allowance based on historical experience along with the present knowledge of potentially uncollectible accounts. Management reviews its allowance for doubtful accounts periodically. Account balances are charged off against the allowance when management believes it is probable the receivable will not be recovered.

Inventories

Inventories consist of finished goods held for sale, raw materials and work in process. Inventories are stated at the lower of cost or market, with cost determined using a first-in, first-out method. The Company establishes reserves for excess and obsolete inventories based upon historical experience and management’s assessment of current product demand. These assessments include inventory obsolescence, based on its expiration date, damaged or rejected product and slow moving products.

Property and Equipment

Property and equipment are stated at historical cost less accumulated depreciation. Depreciation expense for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets. Gains and losses are reflected in the period of disposal. Expenditures which significantly increase value or extend useful lives of property and equipment are capitalized, whereas those for normal maintenance and repairs are expensed.

9

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Goodwill and Other Intangible Assets

Intangible assets, which primarily include acquired product rights, trademarks and patents, are stated at cost, net of accumulated amortization. Amortization is computed over the estimated useful lives, ranging up to forty years, using the straight-line method. The Company estimates the useful lives of the assets by factoring in the characteristics of the products such as: patent protection, competition by products prescribed for similar indications, estimated future introductions of competing products and other factors. The Company evaluates the remaining useful lives of intangible assets each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. This evaluation is performed through the annual evaluation of goodwill and indefinite lived intangibles for impairment. The Company reviews its intangible assets other than goodwill for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.

The Company reviews goodwill for possible impairment annually, or whenever events or circumstances indicate that the carrying amount may not be recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Such assumptions include projections of future cash flows and, in some cases, the current fair value of the asset. In addition, the Company’s amortization policies reflect judgments on the estimated useful lives of assets.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the asset. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value.

10

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Income Taxes

The Company provides for income taxes using the asset and liability method as required by FASB Accounting Standards Codification 740, “Income Taxes” (ASC 740). This approach recognizes the amount of federal, state and local taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates.

Under ASC 740, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income.

On January 1, 2009, the Company adopted the authoritative guidance on accounting for and disclosure of uncertainty in tax positions (FASB—Accounting Standards Codification 740), which prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company has no uncertain tax positions as of December 31, 2009 that qualify for either recognition or disclosure in the financial statements under this new guidance.

Accumulated Other Comprehensive Income (Loss)

Accumulated Other Comprehensive Loss consists of the net loss and unrealized losses from derivatives, net of tax.

Share Based Payments

Apax Quartz (Cayman) L.P. (the Company’s parent) has granted stock awards to certain employees which are recorded in the Company’s consolidated financial statements as a liability award as more fully described in Note 9. The Company recognizes stock-based compensation under the provisions of FASB Accounting Standards Codification 718, Compensation-Stock Compensation, (ASC 718), pursuant to which the fair value of awards expected to vest is expensed on a straight-line basis over the vesting period of the related awards. The fair value method is used and stock awards are marked to market each reporting period.

11

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Derivative Instruments

The Company uses derivative instruments as part of its overall strategy to manage its exposure to fluctuations in interest rates. As a matter of policy, the Company does not use derivatives for trading or speculative purposes.

The Company accounts for derivative instruments under the guidance in FASB Accounting Standards Codification 815, Derivatives and Hedging (ASC 815). ASC 815 requires that all derivative instruments be recorded on the balance sheet at their fair value.

Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and, if it is, depending on the type of hedging relationship. For a derivative instrument that is designated and qualifies as a hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings.

For all hedging activities, the ineffective portion of a derivative’s change in fair value is immediately recognized in other income (expense). For derivative instruments not designated as hedging instruments, the gain or loss is recognized in other income (expense) during the period of change. The Company believes that any such non-designated instruments would offset the economic risks of the hedged items.

As of December 31, 2009 the Company holds one derivative instrument, an interest rate swap, that is designated as a cash flow hedge. Therefore, in accordance with ASC 815, the effective portion of the change in the fair value of the interest rate swap is reported in other comprehensive income in the consolidated statement of changes in stockholder’s equity. Net cash settlements on the interest rate swap are included in investing activities in the consolidated statements of cash flows.

12

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of FASB Accounting Standards Codification 820, Fair Value Measurements and Disclosures (ASC 820) for financial assets and liabilities. As permitted by ASC 820, the Company elected to defer until January 1, 2009 the adoption of ASC 820 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 provides a framework for measuring fair value under GAAP and requires expanded disclosures regarding fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities. At December 31, 2009, the Company did not have any Level 1 assets or liabilities.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. At December 31, 2009, the Company did not have any Level 3 assets or liabilities.

The valuation of the Company’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

13

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

2. Summary of Significant Accounting Policies (continued)

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis at December 31, 2009 by level within the fair value hierarchy. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Liabilities
Interest rate swap (a)	$—	$12,998,898	$—	$12,998,898

(a)	Reflected in the consolidated balance sheet at December 31, 2009 as a component of other accrued expenses

Research and Development Activities

Research and development activities are expensed as incurred and consist of direct and allocated expenses incurred with formulation, regulation, and analytical work associated with new products.

14

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

3. Trade Accounts Receivable

Trade accounts receivable consists of the following as of December 31, 2009:

2009
Gross trade receivables	$83,674,462
Allowance for doubtful accounts	(87,528)
Sales volume allowances	(18,301,778)
Price protection credits	(499,387)
Contract chargebacks	(15,917,516)
Medicaid commissions	(831,813)

Total accounts receivables	$48,036,440

4. Inventories—Net

Inventories—net consist of the following as of December 31, 2009:

2009
Raw materials	$31,064,219
Work-in-progress	8,390,705
Finished goods	33,478,530

Total	$72,933,454

15

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

5. Property and Equipment

Property and equipment consists of the following as of December 31, 2009:

	2009	Lives
Buildings	$62,774,041	10 - 47 years
Equipment and fixtures	44,421,696	3 - 12 years
Land	7,128,000
Land improvements	2,083,908	19 - 22 years
Construction in progress	9,244,073

Total property and equipment	125,651,718
Less accumulated depreciation	(18,793,920)

Property and equipment—net	$106,857,798

Depreciation for the year ended December 31, 2009 is $8,831,240.

6. Intangible Assets

Intangible assets consist of the following:

Intangible Assets—net	Balance December 31, 2009
Corporate trade name	$15,500,000
Customer relationships	92,383,500
Product rights	52,710,756

Total intangible assets—net	160,594,256
Goodwill	237,483,545

Total intangibles—net including goodwill	$398,077,801

16

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

6. Intangible Assets (continued)

The weighted average useful lives at December 31, 2009 are as follows:

Weighted Average Useful Lives
Intangible Assets:
Corporate trade name	Indefinite
Customer relationships	17 years
Product rights	30 years

Goodwill	Indefinite

The Company recorded $8,328,004 of amortization expense for the year ended December 31, 2009. In 2009, during the annual impairment testing of the Company’s intangible assets, no impairments were noted. Goodwill is amortized for tax purposes over fifteen years. Amortization expense is included within selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations.

The approximate future annual amortization for intangible assets is as follows:

2010	$8,321,305
2011	8,321,305
2012	8,321,305
2013	8,321,305
2014	8,321,305
Thereafter	103,487,731

Total	$145,094,256

17

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

7. Long and Short Term Debt

At December 31, 2009 long term debt consisted of the following:

2009
First lien credit facility	$259,795,000
Second lien credit facility	140,000,000
Revolving credit facility	—

Total debt	399,795,000
Less current portion of long term debt	—

Total long term debt	$399,795,000

In October 2007, the Company entered into the 2007 Credit Facility (“2007 Credit Facility”) with Royal Bank of Canada. The 2007 Credit Facility provides an aggregate of $507.0 million of senior financing, consisting of a $75.0 million Revolving Credit Facility (“Revolving Credit Facility”), a $27.0 million Delayed Draw Loan (“Delayed Draw Loan”), a $265.0 million senior term loan facility (“First Lien Credit Agreement”), and a $140.0 million senior term loan facility (“Second Lien Credit Agreement”). The 2007 Credit Facility was entered into in connection with the Apax Partners’ purchase of the Company.

The First Lien Credit Agreement and Revolving Credit Facility have a 7 year term while the Second Lien Credit Agreement has a 7 1/2 year term. The Delayed Draw Loan is available for 18 months from October 31, 2007. The Credit Facility bears interest equal to LIBOR plus 3.5% for the First Lien Credit Agreement and 7.5% for the Second Lien Credit Agreement (subject to certain adjustments). The indebtedness under the 2007 Credit Facility is guaranteed by substantially all of the Company’s assets. The remainder under the Revolving Credit Facility and the Delayed Draw Loan is available for working capital and other general corporate requirements. The First Lien Credit Agreement may be prepayable and commitments reduced at the election of the Company without premium (subject to certain conditions), while the Second Lien Credit Agreement has a prepayment penalty of 2% through the first twelve months of the agreement, 1% in the second twelve months, and no prepayment penalty after the first twenty-four months. In 2009, the Company borrowed $27 million available from the Delayed Draw Loan that was subsequently rolled into the First Lien.

18

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

7. Long and Short Term Debt (continued)

For the period November 1, 2007 through September 30, 2009, the Company made no prepayments of debt. For the period October 1, 2009 through December 31, 2009, the Company made prepayments of $27.5 million which covers all future mandatory payments on the First Lien. In 2009, the Company made total debt payments of $36.1 million.

Under the terms of the 2007 Credit Facility, the Company is subject to financial and operational covenants. The Company is in compliance with all covenants as of December 31, 2009.

The Company does not believe that it is practicable to estimate the fair value of the debt instruments described above as the debt is not publicly traded, and thus, a fair value is not readily obtainable. Information pertinent to estimating the fair value of the debt includes the following:

	Carrying Value	Effective Interest Rate	Maturity
First lien credit facility	$259,795,000	3.75%	7 year term
Second lien credit facility	140,000,000	7.75%	7.5 year term

Total	$399,795,000

The 2007 Credit Facility specifies quarterly payments equaling 0.25% of the First Lien Credit Facility; however, due to the prepayments noted above, the quarterly payments are not necessary, making the balance due at the end of the loan terms:

2010	$—
2011	—
2012	—
2013	—
2014	259,795,000
Thereafter	140,000,000

Total	$399,795,000

Prepayments equaling a certain percentage of excess cash flow as defined by the Credit agreement may be required.

19

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

7. Long and Short Term Debt (continued)

Letters of credit are obtained for raw material vendors in order to purchase materials from these vendors on a recurring basis and for utilities in order to secure utility service. At December 31, 2009, the Company had $1.4 million in open letters of credit issued under the 2007 Credit Facility.

An annual commitment fee of 0.5% for the unused portion of the Delayed Draw facility and 1.0% for the revolving Credit Facility is assessed, calculated and paid quarterly.

8. Interest Rate Swap

On November 16, 2007, the Company entered into an interest rate swap agreement. Under the terms of the agreement, the Company receives amounts from the counterparty based on a floating interest rate and pays amounts based on a fixed interest rate, at specified intervals, calculated on the agreed-upon notional amount. The differentials paid or received under the interest rate swap agreement are recognized as adjustments to interest expense in the period incurred. The floating interest rate is reset on a quarterly basis until the end of the agreement in 2011. The Company performs an ineffectiveness calculation on a recurring basis to validate that the interest rate swap is highly effective. As of December 31, 2009 a loss of $13 million has been recorded in accumulated other comprehensive loss. The Company estimates that approximately $9 million of the accumulated other comprehensive income will be realized into earnings over the next twelve months for the transactions that are expected to occur over that period.

9. Employee Stock Compensation

During 2008 and 2009 Class B Common Units and Class C Common Units of Apax Quartz (Cayman) L.P. were granted to certain management employees. Fifty percent of the Class B Common Units and Class C Common Units vest on service ratably on the anniversary date over 4 years or immediately upon a sale or public offering. The remaining fifty percent vest on performance at such time as Apax investors receive two and one half times their original investment in Apax Quartz (Cayman) L.P. The Class B Common Units and Class C Common Units share ratably in any distributions from the Partnership, upon a liquidity event, after all preferred capital, preferred yield and capital amounts have been returned to investors. In 2009, Management Preferred Units were granted to certain management employees. The Management

20

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

9. Employee Stock Compensation (continued)

Preferred Units vest on service ratable on the anniversary date over 4 years or immediately upon a sale or public offering. In the event of an employee’s termination subject to a General Release (as defined in the agreement), the Parent will repurchase the shares based on the fair value at that time; if a terminated employee is not subject to a General Release, then all vested and unvested shares will be forfeited. As the employee do not bear any of the risks and rewards of ownership, these awards are classified as liability awards. As the Company is not publicly traded, the expense related to the awards subject to performance vesting will not be recognized until a liquidation event occurs. The expense associated with employees stock compensation is recognized by the Company since the employee participants are rendering services to the Company. The Company recorded compensation cost, determined in accordance with ASC 718, totaling $269,325 during 2009.

The fair value of each common unit is estimated on the date of grant using a Monte-Carlo simulation re-measured at each reporting date based on the instrument’s fair value. Expected volatilities are based on historical volatility levels of similarly situated publicly traded pharmaceutical companies. The risk-free rate for a period consistent with the expected time until a liquidity event is based on the U.S. Treasury yield curve in effect at the time of grant. An estimated liquidity event date of December 31, 2011, four years from the Acquisition date, was used for the period of time that the common units are expected to be outstanding.

The significant assumptions used in the valuation are as follows:

2009
Value of Class B time vested shares	$376
Value of Class C time vested shares	$463

Expected volatility	59.58%
Expected dividends	0%
Risk-free rate	0.77%
Liquidity event	December 31, 2011

21

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

9. Employee Stock Compensation (continued)

A summary of activity is presented below:

	Class B Common Units	Class C Common Units	Management Preferred Units
Outstanding at December 31, 2008	4,471	1,291	—
Granted	1,131	2,142	6,306
Forfeited	(1,767)	(377)	—

Outstanding at December 31, 2009	3,835	3,056	6,306

At December 31, 2009, 479 shares of Class B and 112 shares of Class C units were vested.

As of December 31, 2009, there are $306,019 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted which are expected to be recognized over a weighted-average period of 2 years. No common units were redeemed during the year. The Class B Common Units and Class C Common Units do not expire.

10. Employee Benefit Plans

The Company sponsors a defined contribution retirement plan. Substantially all of the Company’s employees are eligible to be enrolled in an employer-sponsored contributory retirement savings plan, which includes features under Section 401(k) of the Internal Revenue Code of 1986, as amended, and provides for company matching contributions. The Company’s contributions to the plan are determined by its Board of Directors subject to certain minimum requirements as specified in the plans. The Company’s retirement plan expense for the years ended December 31, 2009 was approximately $1.2 million.

11. Related Party Transactions

As part of the Acquisition, the Company entered into an agreement with Apax Partners for management services for $1.0 million per year with an automatic renewal. Fees of $1.0 million have been expensed for the period January 1, 2009 through December 31, 2009. As of December 31, 2009, the Company has $921,581 recorded in other accrued expenses for the payment for management services.

22

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

12. Self-Insurance

The Company is self-insured for employee medical claims up to a $75,000 stop-loss limit per participant with an overall company aggregate of $220,000. A reinsurance plan has been established for claims greater than $75,000 and up to an annual aggregate maximum of $2,000,000 for the plan. Medical claims expense for the year ended December 31, 2009 is $5,884,937. The Company has recorded a liability for incurred but not reported claims in the amount of $435,925 as of December 31, 2009 as a component of other accrued expenses in the accompanying consolidated balance sheets.

13. Commitments and Contingencies

There are sundry claims and suits pending against the Company in the ordinary course of business. In the opinion of the Company’s management, any ultimate liability in these matters will have no material adverse effect on the consolidated results of operations or financial position of the Company.

14. Concentration of Credit Risk

The Company does not believe that it is dependent upon any single customer. As of and for the year ended December 31, 2009, accounts receivable from the Company’s three largest customers amounted to 27%, 16% and 14% of gross accounts receivable, and sales to the Company’s three largest customers amounted to 22%, 14% and 13% of gross sales.

15. Other Operating Income

In September 2009, an indemnification settlement was agreed to with the former owner in which the Company received $20,060,000 that was previously held in escrow as part of the purchase agreement that took place in 2007. This settlement is included in other operating income in the Consolidated Statements of Operations.

23

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

16. Discontinued Operations

In October 2009, the Company elected to discontinue its medical device business, consisting of insulin syringes. Inventory on hand at the date of discontinuance was fully expensed, and these costs were included as a component of discontinued operations. Loss from discontinued operations in the amount of $2,104,620 is recorded in the Consolidated Statements of Operations for the year ended December 31, 2009. The Company has recorded a liability of $837,743 as of December 31, 2009 to cover the expected costs of recalls, recall fees, and expected liabilities associated with the disposal.

17. Income Taxes

The significant components of the provision for income taxes are as follows:

Year ended December 31 2009
Current:
Federal	$—
State and local	75,000

Total current expense	$75,000

Deferred:
Federal	$5,759,227
State and local	701,271

Total deferred expense	6,460,498

Total income tax expense	$6,535,498

24

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

17. Income Taxes (continued)

A reconciliation of differences between the federal income tax at statutory rates and the Company’s actual income tax expense on loss from continuing operations, which include federal and state income taxes, is as follows:

	Year ended December 31 2009
Federal taxes (benefit) at statutory rate	$8,543,790	34.00%
State taxes (benefit), net of federal tax (benefit)	1,189,166	4.80%
Increase/(decrease) in valuation allowance	(3,211,309)	-12.82%
Meals and entertainment	13,968	0.06%
Other	(117)	0.00%

Total tax expense	$6,535,498	26.04%

Deferred income taxes recognize the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes and the impact of available net operating loss (“NOL”) carryforwards. The significant components of the Company’s deferred tax assets and liabilities are as follows:

December 31, 2009
Deferred Income Tax Assets:
Net operating loss	$20,511,896
Other intangibles amortization	85,517,410
Interest rate swap	4,957,780
Sales reserves	15,891,478
Inventory	976,451
Other	1,572,628

Total Deferred Income Tax Assets before Valuation Allowance	129,427,643
Valuation allowance	(124,648,658)

Total Deferred Income Tax Assets	$4,778,985

Deferred Income Tax Liabilities:
Depreciation	$(4,458,179)
Prepaid expenses	(320,807)
QV Corporate Name Amortization-Indefinite Lived	(494,972)
Goodwill Amortization-Indefinite Lived	(13,056,958)

Total Deferred Income Tax Liabilities	$(18,330,916)

Net Deferred Income Tax Liability	$(13,551,931)

25

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

17. Income Taxes (continued)

ASC 720 requires that the Company reduce its deferred income tax assets by a valuation allowance if, based on the weight of the available evidence, it is more likely than not that all or a portion of a deferred tax asset will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible. The Company has established a full valuation allowance against the deferred tax assets due to the fact that the Company is not certain there will be sufficient taxable income in the future when the temporary differences are deductible. Consequently a valuation allowance of $124.6 million is necessary for the year ended December 31, 2009.

The Company has recorded deferred tax liabilities in the amount of $13.6 million related to the book-tax basis difference in goodwill and other indefinite lived intangibles as of December 31, 2009. ASC 720 states that the indefinite lived intangible deferred tax liabilities may not be netted against the deferred tax assets; therefore, the Company has a net deferred tax liability of $13.6 million.

At December 31, 2009, the Company had unused federal and state net operating loss carryforwards of approximately $54.4 million and $48.6 million, respectively. Such losses expire in various amounts at varying times through 2029. These NOL carryforwards result in a deferred tax asset of approximately $20.5 million at December 31, 2009. A valuation allowance is recorded against the net deferred tax assets, exclusive of indefinite-lived intangibles discussed above, including these loss carryforwards.

26

Generics International (US), Inc. and Subsidiaries

Notes to Consolidated Financial Statements—(continued)

18. Subsequent Events

In preparation of its consolidated financial statements, the Company completed an evaluation of the impact of any other subsequent events through the date these financial statements were able to be issued, March 26, 2010, and determined there were no subsequent events requiring disclosure in or adjustment to these financial statements, other than those disclosed above.

Unaudited

On September 28, 2010, Endo Pharmaceuticals announced that it has entered into a definitive agreement to acquire the Company, a leading, privately-held generics company in the U.S., for approximately $1.2 billion in cash, of which approximately $400 million will be utilized to extinguish existing indebtedness. Consummation of the acquisition is subject to certain conditions, including, among others (i) absence of certain legal impediments to the consummation of the acquisition, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the accuracy of the representations and warranties made by each party, respectively, in each case subject to certain material adverse effect qualifications, and (iv) compliance by each party with the respective obligations under the stock purchase agreement, in each cash, subject to certain materiality qualifications.

27

Generics International (US), Inc. and Subsidiaries

Condensed Consolidated Financial Statements

(Unaudited)

Generics International (US) Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Unaudited)

	September 30, 2010	December 31, 2009
Assets
Current assets:
Cash and cash equivalents	$10,770,026	$8,047,157
Trade accounts receivables—net	68,217,180	48,036,440
Other receivables	1,304,377	1,806,107
Inventories—net	83,051,546	72,933,454
Prepaid expenses and other current assets	858,263	841,138

Total current assets	164,201,392	131,664,296

Other assets	19,625	—
Property and equipment—net	104,705,187	106,857,798
Intangible assets—net	154,396,332	160,594,256
Goodwill	237,483,545	237,483,545

Total assets	$660,806,081	$636,599,895

Liabilities and stockholder’s equity
Current liabilities:
Accounts payable	$24,429,849	$18,751,621
Accrued returns allowance	10,536,724	8,605,336
Other accrued expenses	23,907,202	20,429,788
Discontinued operations liability	259,207	837,743

Total current liabilities	59,132,982	48,624,488

Long term debt	393,795,000	399,795,000
Deferred taxes	17,528,769	13,551,931

Commitments and contingencies
Common stock 1,000 shares at $0.01 par value authorized, issued and outstanding	10	10
Additional paid in capital	477,160,540	477,160,540
Accumulated deficit	(277,254,320)	(289,533,176)
Accumulated other comprehensive loss	(9,556,900)	(12,998,898)

Total stockholder’s equity	190,349,330	174,628,476

Total liabilities and stockholder’s equity	$660,806,081	$636,599,895

See notes to accompanying consolidated financial statements

2

Generics International (US) Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

(Unaudited)

	Nine-Month Ended September 30, 2010	Nine-Month Ended September 30, 2009
Net sales	$264,952,865	$225,756,163
Cost of goods sold	176,776,153	149,946,988
Selling, general, and administrative	38,717,613	33,932,946
Research and development	9,332,172	7,892,175
Other operating (loss) income	(612,723)	18,885,116

Operating income	39,514,204	52,869,170
Interest expense, net	(23,216,872)	(26,102,462)

Pretax income from continued operations	16,297,332	26,766,708
Provision for taxes	4,107,245	4,603,551

Income from continued operations	12,190,087	22,163,157
Discontinued operations	88,769	—

Net income	$12,278,856	$22,163,157

See notes to accompanying consolidated financial statements

3

Generics International (US) Inc. and Subsidiaries

Condensed Consolidated Statement of Changes in Stockholder’s Equity

(Unaudited)

	Common stock shares	Common stock	Additional paid-in capital	Accumulated Deficit	Accumulated other comprehensive income (loss)	Comprehensive income	Total
Balance—December 31, 2009	1,000	$10	$477,160,540	$(289,533,176)	$(12,998,898)		$174,628,476

Comprehensive income (loss):
Net income				12,278,856		12,278,856	12,278,856

Change in unrealized loss on derivatives, net of tax					3,441,998	3,441,998	3,441,998

Total comprehensive loss						$15,720,854

Balance—September 30, 2010	1,000	$10	$477,160,540	$(277,254,320)	$(9,556,900)		$190,349,330

See notes to accompanying consolidated financial statements

4

Generics International (US) Inc. and Subsidiaries

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Nine-Month Ended September 30, 2010	Nine-Month Ended September 30, 2009
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$12,278,856	$22,163,157
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	12,590,023	12,403,557
Loss on disposal of assets	69,219	—
Stock based compensation	2,782,274	393,103
Deferred taxes	4,100,245	4,603,551
Changes in assets and liabilities which provided (used) cash:
Trade accounts receivable—net	(20,180,739)	(414,582)
Other receivables	501,730	(18,242,019)
Inventories—net	(10,118,093)	(22,345,519)
Prepaid expenses and other current assets	(17,127)	(70,869)
Other assets	(10,989)	—
Accounts payable	5,678,228	(4,740,363)
Accrued returns allowance	1,931,388	1,950,896
Other accrued expenses	3,425,708	464,782

Net cash provided by (used in) operating activities	13,030,723	(3,834,306)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of tradename	(49,750)	—
Capital expenditures	(4,258,104)	(7,370,414)

Net cash used in investing activities	(4,307,854)	(7,370,414)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term debt	4,000,000	8,500,000
Principal payments of long-term debt	(10,000,000)	(2,055,000)

Net cash (used in) provided by financing activities	(6,000,000)	6,445,000

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	2,722,869	(4,759,720)
CASH AND CASH EQUIVALENTS—Beginning of period	8,047,157	15,038,059

CASH AND CASH EQUIVALENTS—End of period	$10,770,026	$10,278,339

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION—
Cash paid during the period for interest	$23,217,417	$26,165,725

Cash paid during the period for taxes	$7,000	$—

See notes to accompanying consolidated financial statements

5

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements

(Unaudited)

1. Nature of Operations and Basis of Presentation

Generics International (US) Inc. (the “Company”), through its wholly owned subsidiaries Generics Bidco I DBA Qualitest Pharmaceuticals, Inc. (“Qualitest”) and Generics Bidco II DBA Vintage Pharmaceuticals, Quartz Specialty Pharmaceuticals, and Generics Bidco III, is a manufacturer and distributor of generic drugs throughout the U.S. The Company sells to wholesalers, as well as, directly to chain pharmacies and individual pharmacies. It has one distribution and two manufacturing facilities located in Huntsville, Alabama and a manufacturing facility in Charlotte, North Carolina.

The condensed consolidated financial statements as of September 30, 2010 and for the nine-month period ended September 30, 2010 and 2009 are unaudited, and in the opinion of management include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results for the interim periods. The consolidated financial statements as of December 30, 2009 were derived from the Company’s annual audited financial statements for fiscal year 2009. Accordingly, they do not include all of the information and footnotes required by U.S. Generally Accepted Accounting Principles (“U.S GAAP”) for complete financial statements and should be read in conjunction with the financial statements and notes in the Company’s annual audited statements for fiscal year 2009. The results reported in these financial statements should not necessarily be taken as indicative of results that may be expected for the entire fiscal year.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The Company’s unaudited condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the U.S. (GAAP). The consolidated financial statements include Generics International (US) Inc. and its subsidiaries listed in Note 1. All subsidiaries have been consolidated and all significant intercompany items have been eliminated.

6

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

Accounting Estimates

Management is required to make certain estimates and assumptions in order to prepare consolidated financial statements in conformity with generally accepted accounting principles. Such estimates and assumptions affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities in the consolidated financial statements and accompanying notes. The Company’s most significant estimates relate to the determination of sales returns and allowances for accounts receivable and accrued liabilities, valuation of inventory balances, the determination of useful lives for intangible assets and the assessment of expected cash flows used in evaluating goodwill and other long-lived assets for impairment. The estimation process required to prepare the Company’s consolidated financial statements requires assumptions to be made about future events and conditions, and as such, is inherently subjective and uncertain. Actual results could differ materially from those estimates.

Revenue Recognition

The Company recognizes revenue when persuasive evidence of an arrangement exists, product delivery has occurred, title has passed, the price is fixed or determinable and collection is reasonably assured. Revenues are recorded net of provisions for sales discounts and returns, which are established at the time of sale. Accruals for sales discounts and allowances are reflected as a direct reduction to accounts receivable and accruals for returns are recorded as a liability.

The Company establishes accruals for returns; chargebacks; sales volume rebates; cash discounts; and Medicaid rebate obligations in the same period it recognizes the related sales. These accruals reduce revenues and, with the exception of returns, are treated as a reduction of trade receivables. Returns are usually related to expired product and are recorded as a liability. At the time a rebate or chargeback payment is made or a product return is received, which occurs with a delay after the related sale, the Company records a reduction to the contra accounts receivable or returns reserve at the end of each quarter. Due to estimates and assumptions inherent in determining the amount of returns, chargebacks and rebates, the actual amount of product returns and claims for chargebacks and rebates may differ from the Company’s estimates.

7

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

The Company’s product returns accrual is primarily based on estimates of future product returns over the period customers have a right of return, which is in turn based in part on estimates of the remaining shelf-life of products when sold to customers. Future product returns are estimated primarily based on historical sales and return rates. The Company estimates its chargeback accrual based on its estimates of the level of inventory of its products in the distribution channel that remain subject to chargebacks and historical chargeback rates. The estimate of the level of products in the distribution channel is based primarily on data provided by three key wholesalers. The Company estimates its Medicaid rebate accruals based on monthly sales, historical rates, and estimated lag time of the rebate request. The Company’s sales volume rebate accrual is based on actual net sales and the rebate rate for each individual customer. The Company’s accruals for returns, chargebacks and rebates are adjusted as appropriate for specific known developments that may result in a change in its product returns or its rebate and chargeback obligations.

Cash and Cash Equivalents

The Company considers cash and cash equivalents to include cash in banks, commercial paper and deposits with financial institutions that can be liquidated without prior notice or penalty. The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Trade Accounts Receivable

Trade accounts receivable are recorded at the invoiced amount net of allowance for doubtful accounts and other sales allowances and do not bear interest. The allowance for doubtful accounts is management’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. Management determines the allowance based on historical experience along with the present knowledge of potentially uncollectible accounts. Management reviews its allowance for doubtful accounts periodically. Account balances are charged off against the allowance when management believes it is probable the receivable will not be recovered.

8

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

Inventories

Inventories consist of finished goods held for sale, raw materials and work in process. Inventories are stated at the lower of cost or market, with cost determined using a first-in, first-out method. The Company establishes reserves for excess and obsolete inventories based upon historical experience and management’s assessment of current product demand. These assessments include inventory obsolescence, based on its expiration date, damaged or rejected product and slow moving products.

Property and Equipment

Property and equipment are stated at historical cost. Depreciation expense for financial reporting purposes is computed using the straight-line method over the estimated useful lives of the assets. Gains and losses are reflected in the period of disposal. Expenditures which significantly increase value or extend useful lives of property and equipment are capitalized, whereas those for normal maintenance and repairs are expensed.

Goodwill and Other Intangible Assets

Intangible assets, which primarily include acquired product rights, customer relationships, trademarks and patents, are stated at cost, net of accumulated amortization. Amortization is computed over the estimated useful lives, ranging up to forty years, using the straight-line method. The Company estimates the useful lives of the assets by factoring in the characteristics of the products such as: patent protection, competition by products prescribed for similar indications, estimated future introductions of competing products and other factors. The Company evaluates the remaining useful lives of intangible assets each reporting period to determine whether events and circumstances warrant a revision to the remaining period of amortization. The Company reviews its intangible assets other than goodwill for possible impairment whenever events or circumstances indicate that the carrying amount of an asset may not be recoverable.

9

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

The Company reviews goodwill and indefinite lived intangible assets for possible impairment annually, or whenever events or circumstances indicate that the carrying amount may not be recoverable. Assumptions and estimates used in the evaluation of impairment may affect the carrying value of long-lived assets, which could result in impairment charges in future periods. Such assumptions include projections of future cash flows and, in some cases, the current fair value of the asset. In addition, the Company’s amortization policies reflect judgments on the estimated useful lives of assets.

Impairment of Long-Lived Assets

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be fully recoverable. The Company evaluates assets for potential impairment by comparing estimated future undiscounted net cash flows to the carrying amount of the asset. If the carrying amount of the assets exceeds the estimated future undiscounted cash flows, impairment is measured based on the difference between the carrying amount of the assets and fair value.

Income Taxes

The Company provides for income taxes using the asset and liability method as required by FASB Accounting Standards Codification 740, “Income Taxes” (ASC 740). This approach recognizes the amount of federal, state and local taxes payable or refundable for the current year, as well as deferred tax assets and liabilities for the future tax consequence of events recognized in the consolidated financial statements and income tax returns. Deferred income tax assets and liabilities are adjusted to recognize the effects of changes in tax laws or enacted tax rates.

Under ASC 740, a valuation allowance is required when it is more likely than not that some portion of the deferred tax assets will not be realized. Realization is dependent on generating sufficient future taxable income.

On January 1, 2009, the Company adopted the authoritative guidance on accounting for and disclosure of uncertainty in tax positions (FASB—Accounting Standards Codification 740), which prescribes a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. The Company has no uncertain tax positions as of September 30, 2010 that qualify for either recognition or disclosure in the financial statements under this new guidance.

10

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

Accumulated Other Comprehensive Income (Loss)

Accumulated Other Comprehensive Income (Loss) consists of the net loss and unrealized losses from derivatives, net of tax.

Share Based Payments

Apax Quartz (Cayman) L.P. (the Company’s ultimate parent) has granted stock awards to certain employees which are recorded in the Company’s consolidated financial statements as a liability award as more fully described in Note 9. The Company recognizes stock-based compensation under the provisions of FASB Accounting Standards Codification 718, Compensation-Stock Compensation, (ASC718), pursuant to which the fair value of awards expected to vest is expensed on a straight-line basis over the vesting period of the related awards. The fair value method is used and stock awards are marked to market each reporting period.

Derivative Instruments

The Company uses derivative instruments as part of its overall strategy to manage its exposure to fluctuations in interest rates. As a matter of policy, the Company does not use derivatives for trading or speculative purposes.

The Company accounts for derivative instruments under the guidance in FASB Accounting Standards Codification ASC 815, Derivatives and Hedging (“ASC 815”). ASC 815 requires that all derivative instruments be recorded on the balance sheet at their fair value.

Changes in the fair value of derivatives are recorded each period in current earnings or in other comprehensive income, depending on whether a derivative is designated as part of a hedging relationship and, if it is, depending on the type of hedging relationship. For a derivative instrument that is designated and qualifies as a hedge, the effective portion of the gain or loss on the derivative instrument is reported as a component of other comprehensive income and reclassified into earnings in the same line item associated with the forecasted transaction in the same period or periods during which the hedged transaction affects earnings.

For all hedging activities, the ineffective portion of a derivative’s change in fair value is immediately recognized in other income (expense). For derivative instruments not designated as hedging instruments, the gain or loss is recognized in other income (expense) during the period of change. The Company believes that any such non-designated instruments would offset the economic risks of the hedged items.

11

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

As of September 30, 2010 and December 31, 2009, the Company holds one derivative instrument, an interest rate swap, that is designated as a cash flow hedge. Therefore, in accordance with ASC 815, the effective portion of the change in the fair value of the interest rate swap is reported in other comprehensive income in the consolidated statement of changes in stockholder’s equity. Net cash settlements on the interest rate swap are included in investing activities in the consolidated statements of cash flows.

Fair Value Measurements

On January 1, 2008, the Company adopted the provisions of FASB Accounting Standards Codification ASC 820, Fair Value Measurements and Disclosures (ASC 820) for financial assets and liabilities. As permitted by ASC 820, the Company elected to defer until January 1, 2009 the adoption of ASC 820 for all nonfinancial assets and nonfinancial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis. ASC 820 provides a framework for measuring fair value under GAAP and requires expanded disclosures regarding fair value measurements. ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs, where available, and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1—Quoted prices in active markets for identical assets or liabilities. At September 30, 2010 or December 31, 2009, the Company did not have any Level 1 assets or liabilities.

Level 2—Observable inputs other than Level 1 prices, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3—Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. At September 30, 2010 or December 31, 2009, the Company did not have any Level 3 assets or liabilities.

12

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

The valuation of the Company’s derivative financial instruments is determined using widely accepted valuation techniques, including discounted cash flow analysis on the expected cash flows of each derivative. This analysis reflects the contractual terms of the derivatives, including the period to maturity, and uses observable market-based inputs, including interest rate curves. The fair values of interest rate swaps are determined using the market standard methodology of netting the discounted future fixed cash payments (or receipts) and the discounted expected variable cash receipts (or payments). The variable cash receipts (or payments) are based on an expectation of future interest rates (forward curves) derived from observable market interest rate curves.

The following table sets forth the Company’s financial assets and liabilities that were measured at fair value on a recurring basis at September 30, 2010 and December 31, 2009 by level within the fair value hierarchy. As required by ASC 820, assets and liabilities measured at fair value are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to the asset or liability:

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at December 31, 2009
Liabilities
Interest rate swap (a)	$—	$12,998,898	$—	$12,998,898

	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Balance at September 30, 2010
Liabilities
Interest rate swap (a)	$—	$9,556,900	$—	$9,556,900

(a)	Reflected in the consolidated balance sheet at September 30, 2010 and December 31, 2009 as a component of Other accrued expenses

13

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

2. Summary of Significant Accounting Policies (continued)

Research and Development Activities

Research and development activities are expensed as incurred and consist of direct and allocated expenses incurred with formulation, regulation, and analytical work associated with new products.

14

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

3. Trade Accounts Receivable

Trade accounts receivable consists of the following:

	September 30, 2010	December 31, 2009
Gross trade receivables	$94,568,795	$83,674,462
Allowance for doubtful accounts	(88,116)	(87,528)
Sales volume allowances	(10,292,227)	(18,301,778)
Price protection credits	(195,217)	(499,387)
Contract chargebacks	(14,093,454)	(15,917,516)
Medicaid commissions	(1,682,601)	(831,813)

Total accounts receivables	$68,217,180	$48,036,440

4. Inventories—Net

Inventories—net consist of the following:

	September 30 2010	December 31 2009
Raw Materials	$34,294,904	$31,064,219
Work-in-Progress	10,990,195	8,390,705
Finished Goods	37,766,447	33,478,530

Total	$83,051,546	$72,933,454

15

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

5. Property and Equipment

Property and equipment consists of the following:

	September 30, 2010	December 31, 2009	Lives
Buildings	$70,496,010	$62,774,041	10 - 47 years
Equipment and fixtures	45,579,549	44,421,696	3 - 12 years
Land	7,128,000	7,128,000
Land improvements	2,083,908	2,083,908	19 - 22 years
Construction in progress	4,540,435	9,244,073

Total property and equipment	129,827,902	125,651,718
Less accumulated depreciation	(25,122,715)	(18,793,920)

Property and equipment—net	$104,705,187	$106,857,798

Depreciation for the nine-months ended September 30, 2010 is $6,342,349 and for nine-months ended September 30, 2009 was $6,305,886.

6. Intangible Assets

Intangible assets consist of the following:

	Balance December 31, 2009	Acquisition	Amortization	Balance September 30, 2010
Intangible Assets
Corporate Trade Name	$15,500,000	49,750	—	$15,549,750
Customer Relationships	$92,383,500	—	(4,817,250)	$87,566,250
Product Rights	$52,710,756	—	(1,430,424)	$51,280,332

Total Intangible Assets	$160,594,256	49,750	(6,247,674)	154,396,332
Goodwill	237,483,545	—	—	237,483,545

Total Intangibles Including Goodwill	$398,077,801	49,750	$(6,247,674)	$391,879,877

16

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

6. Intangible Assets (continued)

The weighted average useful lives at September 30, 2010 are as follows:

Weighted Average Useful Lives
Intangible Assets :
Corporate Trade Name	Indefinite
Customer Relationships	17 years
Product Rights	30 years

Goodwill	Indefinite

The Company recorded $6,247,674 of amortization expense for the nine-months ended September 30, 2010 and $6,097,671 for the nine-months ended September 30, 2009. Amortization expense is included within selling, general, and administrative expenses in the accompanying Consolidated Statements of Operations. In 2009, during the annual impairment testing of the Company’s intangible assets, no impairments were noted. The annual goodwill impairment testing for 2010 has not been performed as of September 30, 2010. Goodwill is amortized for tax purposes over fifteen years.

The approximate future annual amortization for intangible assets is as follows:

2011	$8,321,305
2012	8,321,305
2013	8,321,305
2014	8,321,305
2015	8,321,305
Therafter	97,240,057

Total	$138,846,582

17

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

7. Long and Short Term Debt

At September 30, 2010 and December 31, 2009 long-term debt consisted of the following:

	September 30, 2010	December 31, 2009
First Lien Credit Facility	$253,795,000	$259,795,000
Second Lien Credit Facility	140,000,000	140,000,000
Revolving credit facility	—	—

Total long term debt	$393,795,000	$399,795,000

In October 2007, the Company entered into the 2007 Credit Facility (“2007 Credit Facility”) with Royal Bank of Canada. The 2007 Credit Facility provides an aggregate of $507.0 million of senior financing, consisting of a $75.0 million Revolving Credit Facility (“Revolving Credit Facility”), a $27.0 million Delayed Draw Loan (“Delayed Draw Loan”), a $265.0 million senior term loan facility (“First Lien Credit Agreement”), and a $140.0 million senior term loan facility (“Second Lien Credit Agreement”). The 2007 Credit Facility was entered into in connection with the Apax Partners’ purchase of the Company.

The First Lien Credit Agreement and Revolving Credit Facility have a 7 year term while the Second Lien Credit Agreement has a 7 1/2 year term. The Delayed Draw Loan is available for 18 months from October 31, 2007. The Credit Facility bears interest equal to LIBOR plus 3.5% for the First Lien Credit Agreement and 7.5% for the Second Lien Credit Agreement (subject to certain adjustments). The indebtedness under the 2007 Credit Facility is guaranteed by substantially all of the Company’s assets. The remainder under the Revolving Credit Facility and the Delayed Draw Loan is available for working capital and other general corporate requirements. The First Lien Credit Agreement may be prepayable and commitments reduced at the election of the Company without premium (subject to certain conditions), while the Second Lien Credit Agreement has a prepayment penalty of 2% through the first twelve months of the agreement, 1% in the second twelve months, and no prepayment penalty after the first twenty-four months. For the period January 1, 2010 through September 30, 2010, the Company borrowed $4 million available from the Delayed Draw Loan that was subsequently repaid in that period. In 2009, the Company borrowed $27 million available from the Delayed Draw Loan that was subsequently rolled into the First Lien.

18

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

7. Long and Short Term Debt (continued)

For the period January 1, 2010 through September 30, 2010, the Company made total debt payments of $10 million. For the period November 1, 2007 through September 30, 2009, the Company made no prepayments of debt. For the period October 1, 2009 through December 31, 2009, the Company made of $27.5 million prepayment of all future mandatory payments on the First Lien. In 2009, the Company made total debt payments of $36.1 million.

Under the terms of the 2007 Credit Facility, the Company is subject to financial and operational covenants. The Company is in compliance with all covenants as of September 30, 2010.

The Company does not believe that it is practicable to estimate the fair value of the debt instruments described above as the debt is not publicly traded, and thus, a fair value is not readily obtainable. Information pertinent to estimating the fair value of the debt includes the following:

	Carrying Value	Effective Interest Rate	Maturity
First lien credit facility	$253,795,000	3.75%	7 year term
Second lien credit facility	140,000,000	7.75%	7.5 year term

Total	$393,795,000

The 2007 Credit Facility specifies quarterly payments equaling 0.25% of the First Lien Credit Facility, however due to the prepayments noted above the quarterly payments are not necessary, making the balance due at the end of the loan terms:

2011	$—
2012	—
2013	—
2014	253,795,000
2015	140,000,000
Thereafter	—

Total	$393,795,000

Prepayments equaling a certain percentage of excess cash flow as defined by the Credit agreement may be required.

19

Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

7. Long and Short Term Debt (continued)

Letters of credit are obtained for raw material vendors in order to purchase materials from these vendors on a recurring basis and for utilities in order to secure utility service. At September 30, 2010, the Company had $1.4 million in open letters of credit issued under the 2007 Credit Facility. At September 30, 2009, the Company had $3 million in open letters of credit issued under the 2007 Credit Facility. At December 31, 2009, the Company had $1.4 million in open letters of credit issued under the 2007 Credit Facility.

An annual commitment fee of 0.5% for the unused portion of the Delayed Draw facility and 1.0% for the revolving Credit Facility is assessed, calculated and paid quarterly.

8. Interest Rate Swap

On November 16, 2007, The Company entered into an interest rate swap agreement. Under the terms of the agreement, the Company receives amounts from the counterparty based on a floating interest rate and pays amounts based on a fixed interest rate, at specified intervals, calculated on the agreed-upon notional amount. The differentials paid or received under the interest rate swap agreement are recognized as adjustments to interest expense in the period incurred. The floating interest rate is reset on a quarterly basis until the end of the agreement in 2011. The Company performs an ineffectiveness calculation on a recurring basis to validate that the interest rate swap is highly effective. As of September 30, 2010 and December 31, 2009, a loss of $9.6 million and $13 million, respectively, has been recorded in accumulated other comprehensive income (loss). The Company estimates that approximately $8.4 million of the accumulated other comprehensive income (loss) will be realized into earnings over the next twelve months for the transactions that are expected to occur over that period.

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Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

9. Employee Stock Compensation

Class B Common Units and Class C Common Units of APAX Quartz (Cayman) L.P. were granted to certain management employees. Fifty percent of the Class B Common Units and Class C Common Units vest on service, ratably on the anniversary date over 4 years, or immediately upon a sale or public offering. The remaining fifty percent vest on performance at such time as Apax investors receive two and one half times their original investment in Apax Quartz (Cayman) L.P. The Class B Common Units and Class C Common Units share ratably in any distributions from the Partnership, upon a liquidity event, after all preferred capital, preferred yield and capital amounts have been returned to investors. In 2009, Management Preferred Units were granted to certain management employees. The Management Preferred Units vest on service ratable on the anniversary data over 4 years or immediately upon a sale or public offering. In the event of an employee’s termination subject to a General Release (as defined in the agreement), the Parent will repurchase the shares based on the fair value at that time; if a terminated employee is not subject to a General Release then all vested and unvested shares will be forfeited. As the employees do not bear any of the risks and rewards of ownership, these awards are classified as liability awards. As the Company is not publicly traded, the expense related to the awards subject to performance vesting will not be recognized until a liquidation event occurs. The expense associated with employees stock compensation is recognized by the Company since the employee participants are rendering services to the Company. The Company recorded compensation cost, determined in accordance with ASC 718, totaling $2,782,274 for nine-month period ended September 30, 2010 and $393,103 for nine-month period ended September 30, 2009.

The fair value of each common unit is estimated on the date of grant using a Monte-Carlo simulation re-measured at each reporting date based on the instruments’ fair value. Expected volatilities are based on historical volatility levels of similarly situated publicly traded pharmaceutical companies. The risk-free rate for a period consistent with the expected time until a liquidity event is based on the U.S. Treasury yield curve in effect at the time of grant. An estimated liquidity event date of December 31, 2011, four years from the Acquisition date, was used for the period of time that the common units are expected to be outstanding in determining the value as of December 31, 2009. The pending purchase of the Company by Endo Pharmaceuticals established a fair value of the Company as of September 30, 2010. The contract price was used to determine the value of the common units issued as of September 30, 2010.

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Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

9. Employee Stock Compensation (continued)

A summary of activity is presented below:

	Class B Common Units	Class C Common Units	Management Preferred Units
Outstanding at December 31, 2009	3,835	3,056	6,306
Granted	—	972	972
Forfeited	(989)	(7)	(855)

Outstanding at September 30, 1010	2,846	4,021	6,423

At September 30, 2010 1,281 shares of Class B and 1,181 shares of Class C units were vested. At December 31, 2009 479 shares of Class B and 112 shares of Class C units were vested.

As of September 30, 2010, there is $4,325,311 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted which is expected to be recognized at the liquidity event. No common units were redeemed during the year. The Class B Common Units and Class C Common Units do not expire.

10. Employee Benefit Plans

The Company sponsors a defined contribution retirement plan. Substantially all of the Company’s employees are eligible to be enrolled in an employer-sponsored contributory retirement savings plan, which includes features under Section 401(k) of the Internal Revenue Code of 1986, as amended, and provides for company matching contributions. The Company’s contributions to the plan are determined by its Board of Directors subject to certain minimum requirements as specified in the plans. The Company’s retirement plan expense for the nine-month period ended September 30, 2010 and 2009 was $923,506 and $932,900, respectively.

11. Related Party Transactions

As part of the Acquisition, the Company entered into an agreement with Apax Partners for management services for $1.0 million per year with an automatic renewal. Fees of $750,000 have been expensed for the period January 1, 2010 through September 30, 2010 and for the period January 1, 2009 through September 30, 2009. As of September 30, 2010, the Company has $730,392 recorded in other accrued expenses for the payment of management services.

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Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

12. Self-Insurance

The Company is self-insured for employee medical claims up to a $75,000 stop-loss limit per participant with an overall company aggregate of $220,000. A reinsurance plan has been established for claims greater than $75,000 and up to an annual aggregate maximum of $2,000,000 for the plan. Medical claims expense for the nine-month period ended September 30, 2010 is $6,096,937 and for the nine-month period ended September 30, 2009 was $4,481,795. The Company has recorded a liability for incurred but not reported claims in the amount of $744,573 as of September 30, 2010 as a component of other accrued expenses in the accompanying consolidated balance sheets.

13. Commitments and Contingencies

There are sundry claims and suits pending against the Company in the ordinary course of business. In the opinion of the Company’s management, any ultimate liability in these matters will have no material adverse effect on the consolidated results of operations or financial position of the Company. The Company, along with several pharmaceutical companies, is named as a defendant in civil lawsuits filed by individuals allegedly injured by their use of the prescription Metoclopramide. While it is not possible to determine any degree of certainty the ultimate outcome of these legal proceedings, including making a determination of liability, the Company believes that it has meritorious defenses with respect to claims asserted against it and intends to vigorously defend its position.

14. Concentration of Credit Risk

The Company does not believe that it is dependent upon any single customer. As of and for the nine-months ended September 30, 2010, accounts receivable from the Company’s three largest customers amounted to 31%, 17% and 15% of gross accounts receivable and sales to the Company’s three largest customers amounted to 24%, 13% and 13% of gross sales. As of the December 31, 2009, trade accounts receivable from the Company’s three largest customers amounted to 27%, 16% and 14% of gross trade accounts receivable. As of and for the nine-months ended September 30, 2009, sales to the Company’s three largest customers amounted to 21%, 14% and 14% of gross sales.

15. Other Operating Income

In September 2009, an indemnification settlement was agreed to with the former owner in which the Company received $20,000,000 that was previously held in escrow as part of the purchase agreement that took place in 2007. This income is included in the other operating income line of the Combined Statements of Operation.

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Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

16. Discontinued Operations

In October 2009, the Company elected to discontinue its medical device business, consisting of insulin syringes. Inventory on hand at the date of discontinuance was fully expensed, and these costs were included as a component of discontinued operations. The Company has a recorded liability of $259,207 as of September 30, 2010 and $837,743 as of December 31, 2009 to cover the expected costs of recalls, recall fees, and expected liabilities associated with disposal.

17. Income Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting and the amount used for income tax purposes and the impact of the available net operating loss carryforwards. The Company assesses the likelihood that its deferred tax assets will be recovered from future taxable income and, to the extent that the Company believes recovery is not likely, the Company has established a full valuation.

Income tax expense is $4.1 million for the nine-months ended September 30, 2010 and $4.6 million for the nine months ended September 30, 2009. The effective tax rate for the nine-months ended September 30, 2010 is 25.2% as compared to 17.12% for the nine-months ended September 30, 2009. The increase in the effective tax rate for the nine-months ended September 30, 2010 compared to September 30, 2009 is directly related to the decrease in pretax book income from 2009 to 2010.

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Generics International (US) Inc. and Subsidiaries

Notes to Condensed Consolidated Financial Statements—(continued)

(Unaudited)

18. Subsequent Events

On September 28, 2010, Endo Pharmaceuticals announced that it has entered into a definitive agreement to acquire the Company, a leading, privately-held generics company in the U.S., for approximately $1.2 billion in cash, of which approximately $400 million will be utilized to extinguish existing indebtedness. Consummation of the acquisition is subject to certain conditions, including, among others (i) absence of certain legal impediments to the consummation of the acquisition, (ii) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the accuracy of the representations and warranties made by each party, respectively, in each case subject to certain material adverse effect qualifications, and (iv) compliance by each party with the respective obligations under the stock purchase agreement, in each cash, subject to certain materiality qualifications.

In preparation of its consolidated financial statements, the Company completed an evaluation of the impact of any other subsequent events through the date these financial statements were able to be issued. No other subsequent event requiring disclosure in or adjustment to these financial statements was noted, other than those disclosed above.

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